CREDIT AGREEMENT

dated as of August 21, 2009

by and among

LAWSON PRODUCTS, INC. AND CERTAIN OF ITS SUBSIDIARIES,

as Borrower,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME A PARTY HERETO,

as Lenders,

and

THE PRIVATEBANK AND TRUST COMPANY,

as Agent

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of August 21, 2009 (the “Agreement”), is executed by and among LAWSON PRODUCTS, INC., a Delaware corporation (“Lawson”), which has its chief executive office located at 1666 E. Touhy Avenue, Des Plaines, Illinois 60018, various Subsidiaries of Lawson listed on Schedule 1 hereof (Lawson and the Subsidiaries are referred to collectively herein as the “Borrower” or the “Borrowers”) and THE PRIVATEBANK AND TRUST COMPANY (in its individual capacity, “PrivateBank”), both as a Lender and as agent (in such capacity, “Agent”) for itself and all other lenders from time to time a party hereto (“Lenders”), located at 120 South LaSalle Street, Chicago, Illinois 60603-3400, and all other Lenders; and

WHEREAS, Borrowers may, from time to time, request Loans (as defined below) from Agent and Lenders, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations shall be made.

NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrowers by Agent and Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrowers, the parties agree as follows:

1.	DEFINITIONS.

1.1 Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Account” shall have the meaning set forth in the Security Agreement.

“Account Debtor” shall have the meaning set forth in the Security Agreement.

"Affiliate” shall mean any Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with any Person or one or more Affiliates, (b) that directly or beneficially owns or holds 10% or more of any equity interest in any Person or one or more Affiliates or (c) 10% or more of whose voting stock (or in the case of a Person which is not a corporation, 10% or more of any equity interest) is owned directly or beneficially or held by any Person or one or more Affiliates. For purposes of this definition and this Agreement, the term “control” shall mean, directly or indirectly, the power to direct or cause the direction of the management or policies of a Person, whether through ownership interest or otherwise, including without limitation the power to elect or appoint, directly or indirectly, a majority of the members of its governing board or body.

“Applicable Margin” shall mean three percent (3%) for LIBOR Loans and zero percent (0%) for Prime Loans through December 31, 2009. Thereafter the Applicable Margin for LIBOR Loans and Prime Loans shall be adjusted as set forth on the Pricing Schedule five (5) Business Days after receipt of the consolidated quarterly financial statements of Lawson and its Subsidiaries commencing with the financial statements for the fiscal quarter ending on or about December 31, 2009 based on the Debt to EBITDA Ratio for the twelve (12) fiscal month period ending on the last day of such fiscal quarter. Provided that financial statements are delivered timely as required by this Agreement, the immediately prior Applicable Margin shall remain in effect until five (5) Business Days after delivery of the next following financial statements. If Borrower fails to deliver such financial statements within the time period required by this Agreement the Applicable Margin, in the Agent’s sole discretion, shall be equal to the highest level set forth on the Pricing Schedule, until five (5) Business Days after such statements are delivered.

"Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

"Bank Products” shall mean any service or facility extended to any Borrower by any Lender or any of its Affiliates including: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) ACH transactions, (v) cash management, including controlled disbursement, accounts or services (vi) hedging agreements, or (vii) foreign exchange agreements.

"Bank Products Agreements” shall mean those certain cash management service agreements entered into from time to time by any Borrower and any Lender or any of their reimbursement obligations, fees and expenses owing by any Borrower to any Lender or any of their Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Borrower is obligated to reimburse Agent or any Lender or any of its Affiliates as a result of Agent or such Lender or Affiliate purchasing participations or executing indemnities or reimbursement obligations with respect to any Bank Products provided to any Borrower pursuant to Bank Products Agreements.

"Borrowing Base” shall mean an amount equal to (a) 80% of the face amount of all existing Accounts which will be determined based upon Borrowers’ then current financial statements, plus (b) 50% of Inventory, all as determined based upon Borrowers’ then current financial statements.

"Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois and in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London Interbank Eurodollar market.

“Capital Adequacy Charge” shall have the meaning given to such term in Section 5.9 hereof.

“Capital Adequacy Demand” shall have the meaning given to such term in Section 5.9 hereof.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, but excluding (i) any such expenditures made for the replacement or restoration of assets to the extent paid for by any casualty insurance policy, third party or condemnation award with respect to the assets being replaced or restored, (ii) any such expenditures made with the proceeds from the sale or other disposition of obsolete or worn-out assets, (iii) proceeds from sales permitted by Section 8.5, and (iv) like-kind exchanges or trade-in of assets.

"Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be; in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the consolidated balance sheet of Lawson and its Subsidiaries prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

"CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.

"Change in Control” shall mean the failure of Sidney L. Port or his Immediate Family to own individually, or through a trust or other entity for their benefit, including but not limited to Port Investments LLP, a Delaware Limited Liability Partnership, twenty percent (20%) or more of the shares of stock of Lawson.

"Closing Date” shall mean August 21, 2009.

"Collateral” shall mean property and interests in property (except real estate) and proceeds thereof now owned or hereafter acquired by the Borrowers in or upon which a Lien now or hereafter exists in favor of the Lender, under any of the Loan Documents.

“Compliance Certificate” shall mean a certificate signed by the controller, vice president of finance, treasurer or chief financial officer of Lawson showing the calculations necessary to determine compliance with the financial covenants set forth in Section 8.3 of this Agreement and stating that no Event of Default exists or if any Event of Default exists, stating the nature and status thereof.

"Consolidated EBITDA” shall mean, for any period, (a) the sum for such period of Consolidated Net Income, plus (b) depreciation and amortization expense deducted in the determination of such Consolidated Net Income, plus (c) Consolidated Interest Expense deducted in the determination of such Consolidated Net Income, plus (d) federal and state income taxes as determined in accordance with GAAP and deducted in the determination of the amount of such Consolidated Net Income, plus (e) reasonable costs, fees and expenses in connection with the negotiation, delivery and closing of this Agreement, the other Loan Documents and the transactions contemplated hereunder and thereunder, plus (f) costs, fees and expenses associated with the prior credit facility with Bank of America, N.A., plus (g) severance and restructuring charges of $8,313,000 in the first quarter of fiscal year 2009, plus (h) non-cash expenses under SFAS 123R, and less (or plus) (i) any items of gain (or loss) which are extraordinary or non-recurring items as defined in GAAP to the extent reflected in the determination of such Consolidated Net Income.

"Consolidated Interest Expense” shall mean, for any period, Interest Expense of Lawson and its Subsidiaries for such period included in the determination of the Consolidated Net Income as reported for such period on the consolidated statement of net income for Lawson and its Subsidiaries in accordance with GAAP, plus interest income of Lawson and its Subsidiaries for such period included in the determination of such Consolidated Net Income.

"Consolidated Net Income” shall mean, for any period, the net income of Lawson and its Subsidiaries on a consolidated basis in accordance with GAAP (excluding any extraordinary or non-recurring gains or losses).

“Debt” means Indebtedness for or with respect to borrowed money. For all purposes hereof all Loans plus all Letter of Credit Obligations shall be considered as and included in Debt.

“Debt Service Coverage Ratio” shall mean for any period, the ratio of (A) Consolidated EBITDA minus Capital Expenditures which are not financed with Long Term Debt (excluding Indebtedness under this Agreement)(except for information technology Capital Expenditures up to Fifteen Million Dollars ($15,000,000) in 2010 and 2011 combined for the ERP System), minus dividends to (B) the sum of (i) regularly scheduled principal and interest obligations on all bank debt (including Capitalized Lease Obligations and the Obligations), plus (ii) cash income taxes.

"Defaulting Lender” shall have the meaning set forth in Section 2.1(e) hereof.

"Default Rate” shall mean a per annum rate of interest equal to the Prime Rate plus two percent (2%) per annum.

"Demand Date” shall have the meaning set forth in Section 2.1 hereof.

“Eligible Assignee” shall mean a bank or a trust company which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any Affiliate of such bank or trust company, or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least Five Hundred Million and No/100 Dollars ($500,000,000).

"Employee Plan” means those pension, profit-sharing and retirement plans of the Borrowers described from time to time in the financial statements of the Borrowers.

"Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

"ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Event of Default” shall mean any of the events or conditions set forth in Section 11 hereof

"FINRA” shall mean the Financial Institutions Regulatory Authority.

"GAAP” shall mean generally accepted accounting principles consistently applied with prior periods; provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to fiscal year-end adjustments and footnotes made in accordance with GAAP.

"Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any control bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

"Guaranty” shall mean any obligation, contingent or otherwise, of any Person guarantying or having the economic effect of guarantying any Indebtedness of any other Person in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, or (c) to maintain working capital, equity capital or other financial condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness (including any obligation to make capital contributions, loans or other payments pursuant to a keep well guaranty or similar instrument); provided, however, that the term “Guaranty” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

"Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, AS AMENDED (49 U.S.C. Sections 1801, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

"Hazardous Wastes” shall mean all waste material subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Immediate Family” shall mean the spouse, former spouse, children, grandchildren, parents or grandparents of a Person.

"Indebtedness” shall mean, with respect to any Person, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided, that the amount of any such Indebtedness shall not exceed the greater of the book value or the fair market value of the property subject to such Lien, (f) all obligations of such Person under leases that are classified as capital leases under GAAP, (g) all Guaranties of such Person, and (h) all obligations of such Person under or with respect to letters of credit and bankers’ acceptances.

“Indemnified” and “Indemnified Parties” shall mean, respectively, the Agent, each Lender and each of their respective parent corporations, affiliated corporations or subsidiaries, and each of their respective officers, directors, employees, attorneys and agents and all of such parties and entities.

“Intangible Assets” shall mean the amount (to the extent reflected in determining consolidated stockholders’ equity) of (i) all write-ups in the book value of any asset owned or acquired by the Borrower or a Subsidiary, (ii) all goodwill, covenants not to compete, prepayments, deferred charges, franchises, patents, trademarks, service marks, trade names, brand names, copyrights, and other intellectual property, (iii) all deferred financing costs (including, but not limited to, unamortized debt discount and expense, organization expense and experimental and development expenses), and (iv) leasehold improvements not recoverable at the expiration of a lease.

"Interest Expense” shall mean with respect to any Person, for any period, the aggregate consolidated interest expense for such period (including without duplication, all commissions, discounts and other fees and charges owed with respect to letters of credit, the portion of any Capitalized Lease Obligations allocable to interest expense, and capitalized interest) determined in accordance with GAAP (but in any event excluding interest on tax assessments to the extent such interest is included in deferred taxes).

"Interest Period” shall mean, with regard to any LIBOR Loan, successive one-, two- three- or six-month periods as selected from time to time by the Representative by notice given to the Agent not less than three Business Days prior to the first day of each respective Interest Period; provided, however, that: (i) each such Interest Period occurring after the initial interest Period of any LIBOR Loan shall commence on the day on which the preceding Interest Period for such LIBOR Loan expires, (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the immediately preceding Business Day; (iii) whenever the first day of any Interest Period occurs on a day of a month for which there is no numerically corresponding day in the calendar month in which such Interest Period terminates, such Interest Period shall end on the last Business Day of such calendar month; (iv) the Borrowers may select Interest Periods so as to not require a payment or prepayment of any LIBOR Loan during an Interest Period for such Loan; and (v) the final Interest Period must be such that its expiration occurs on or before August 21, 2012.

"Interest Rate Agreements” shall mean any interest rate protection agreement, interest rate swap or other interest rate hedge arrangement (other than any interest rate cap or other similar agreement or arrangement arising with respect to the Obligations pursuant to which the Borrowers have no credit exposure to the Agent or any Lender or any Affiliate of a Lender) to or under which any Borrower or any Subsidiary of any Borrower is a party or beneficiary.

“Lender” means, collectively, Agent and each of the other Lenders who are a party hereto from time to time as designated in Annex A hereto.

“Letter of Credit” and “Letters of Credit” shall mean, respectively, a letter of credit and all such letters of credit issued by a Lender, as provided in Section 2.4 of this Agreement.

“Letter of Credit Obligations” shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Lender with respect to any draws made under a Letter of Credit for which the Borrower has reimbursed the Lender, (iii) the amount of any payments made by the Lender with respect to any draws made under a Letter of Credit which have been converted to a Loan as set forth in Section 2.4, and (iv) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding Letter of Credit Obligations at any time, the Lender’s acceptance of a draft drawn on the Lender pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

"LIBOR” shall mean a rate of interest equal to (a)the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered generally in the London Interbank Eurodollar market at 11 :00 a.m. (London time) two Business Days prior to the commencement of such Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Agent in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period, or as LIBOR is otherwise determined by the Agent in its sole and absolute discretion. The Agent’s determination of LIBOR shall be conclusive, absent manifest error.

"LIBOR Loan” or “LIBOR Loans” shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Loans that will bear interest at the LIBOR Rate, of which at any time and from time to time, the Borrowers may identify no more than six (6) advances of the Loans which will bear interest at the LIBOR Rate, of which each particular LIBOR Loan must be in the amount of Five Hundred Thousand Dollars ($500,000.00) or a higher integral multiple of Two Hundred Fifty Thousand Dollars ($250,000.00).

"LIBOR Rate” shall mean a per-annum rate of interest equal to LIBOR plus the Applicable Margin for the relevant Interest Period, which LIBOR Rate shall remain fixed during such Interest Period.

"Lien” shall mean any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a Capital Lease on the balance sheet of the Borrowers prepared in accordance with GAAP.

"Loans” shall mean, collectively, all Revolving Loans (whether Prime Loans or LIBOR Loans) made by the Agent and the Lenders to each Borrower under and pursuant to this Agreement.

“Loan Documents” shall mean all agreements, instruments and documents, including, without limitation, guaranties, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of any Borrower and delivered to Agent and/or any Lender, in any case, in connection with the Loans made hereunder, including, without limitation, this Agreement, the Notes, the Security Agreement, the Interest Rate Agreements and the Bank Products Agreements.

“Lock Box” shall have the meaning set forth in the Security Agreement.

“Long Term Debt” shall mean Indebtedness with a term of one year or more, excluding Revolving Loans under this Agreement.

“Lock Box Account” shall have the meaning set forth in the Security Agreement.

"Mandatory Prepayment” shall have the meaning set forth in Section 2.1(c).

“Master Letter of Credit Agreement” shall have the meaning set forth in Section 2.4.

"Material Adverse Change” shall mean (a) a material adverse effect upon the business, operations, properties, or financial condition of Borrowers, taken as a whole, (b) a material impairment of the ability of the Borrowers to perform their obligations under the Loan Documents, or (c) the impairment of the validity or enforceability of, or material impairment of the rights or remedies of, or benefits to, the Agent and/or any Lender under any Loan Document, including a material impairment of the value of the Collateral.

"Maturity Date” means August 21, 2012.

"Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit.

“Maximum Letter of Credit Obligation” means Eight Million and No/100 Dollars ($8,000,000).

"Maximum Revolving Loan Commitment” means Fifty-Five Million and No/100 Dollars ($55,000,000).

"Note” shall mean, respectively, each of and collectively, the Revolving Notes.

"Obligations” shall mean the Loans, as evidenced by the Notes, all interest accrued thereon, any fees due the Agent or any Lender hereunder or any other Loan Documents, any expenses incurred by the Agent hereunder and any and all other liabilities and obligations of each Borrower to the Agent and any Lender, or in the case of Bank Products Obligations, any Affiliate of any Lender, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, direct or indirect, absolute or contingent, and whether several, joint or joint and several, including, but not limited to, any Interest Rate Agreements, Bank Products Obligations or under the other Loan Documents.

"Obligor” shall mean each Borrower, any guarantor, any accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

"Organizational Identification Number” means, with respect to each Borrower, the organizational identification number assigned to such Borrower by the applicable governmental unit or agency of the jurisdiction of organization for such Borrower.

“Permitted Liens” shall mean the Liens described in Section 8.2(a) through (f) hereof.

"Person” shall mean any natural person, individual, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

"Pre-Settlement Date” shall have the meaning given to such term in Section 14.2 hereof.

“Pricing Schedule” shall mean Annex B attached hereto and identified as the “Pricing Schedule.”

"Prime Loan” or “Prime Loans” shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Loans that will bear interest at the Prime Rate, plus the Applicable Margin.

"Prime Rate” shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by PrivateBank as its Prime Rate, which is not intended to be PrivateBank’s lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by PrivateBank. PrivateBank shall not be obligated to give notice of any change in the Prime Rate.

"Pro Rata Share” shall mean any time, with respect to any Lender, a fraction (expressed as a percentage in no more than nine (9) decimal places), the numerator of which shall be the Revolving Loan Commitment of such Lender at such time and the denominator of which shall be the Maximum Revolving Loan Commitment at such time.

"RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

’’Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any Governmental Authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Agent or any Lender or its respective lending office.

"Representative” shall have the meaning set forth in Section 5.1 (b) hereof.

"Requisite Lenders” shall mean, at any time, Lenders having Pro Rata Shares equal to at least sixty-six and two-thirds percent of the aggregate Revolving Loan Commitment at such time.

“Responsible Officer” shall mean as to any Borrower, the President, Chief Executive Officer, Chief Financial Officer, Vice President Finance, Vice President – Treasurer, Vice President Controller, Treasurer and/or General Counsel.

"Revolving Interest Rate” means Representative’s option from time to time of (i) the Prime Rate or (ii) the LIBOR Rate.

’’Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance (and the aggregate of all such direct advances, from time to time in the form of either Prime Loans and/or LIBOR Loans, made by the Agent or any Lender to the Borrowers under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

"Revolving Loan Commitment” means, as to any Lender, such Lender’s commitment to make Revolving Loans under this Agreement. The initial amount of each Lender’s commitment to make Loans is set forth on Annex A attached hereto.

"Revolving Note” shall have the meaning set forth in Section 4.1 hereof.

“Security Agreement” shall mean the Security Agreement and Financing Statement between each Borrower and the Agent dated as of August 21, 2009 in substantially the form of Exhibit D, as amended, restated, supplemented or otherwise modified from time to time.

"Settlement Date” shall have the meaning given to such term in Section 14.2 hereof.

"Subordinated Debt” shall mean that portion of the Liabilities of each Borrower which are subordinated to the Obligations in a manner satisfactory to the Requisite Lenders in their reasonable discretion, including, but not limited to, right and time of payment of principal and interest.

"Subsidiary” and “Subsidiaries” shall mean, respectively, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships or other entities of which or in which any Borrower owns directly or indirectly fifty percent (50.00%) or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such entity if a corporation, (ii) the management authority and capital interest or profits interest of such entity, if a partnership, limited partnership, limited liability company, limited liability partnership, joint venture or similar entity, or (iii) the beneficial interest of such entity, if a trust, association or other unincorporated organization.

"Tangible Net Worth” shall mean at any time Lawson and its Subsidiaries’ consolidated (i) Total Assets, minus (ii) Total Liabilities, after subtracting therefrom (a) the aggregate amount of any Intangible Assets of the Borrower and (b) notes receivable from Affiliates and (c) “other assets” as customarily designated on the consolidated balance sheet of Lawson and its Subsidiaries. All components of Tangible Net Worth shall be computed in accordance with GAAP.

"Tax” shall mean any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by Agent or any Lender and/or to be withheld or deducted from any payment otherwise required hereby to be made by any Obligor to Agent or any Lender; provided, that the term “Tax” shall not include (A) any taxes imposed upon the income of Agent or any Lender (including, without limitation, franchise taxes imposed in lieu of net income taxes and branch profits taxes) or (B) any withholding taxes imposed on amounts payable to a Lender at the time such Lender becomes party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from .Borrowers with respect to such Taxes.

"Total Assets” shall mean, as of the date of determination, the aggregate amount of assets of Lawson and its Subsidiaries determined in accordance with GAAP.

“Total Debt to Consolidated EBITDA Ratio” means (A) all Debt including, but not limited to Capitalized Lease Obligations, divided by Consolidated EBITDA.

"Total Liabilities” shall mean, as of the date of determination, the aggregate amount of liabilities of Lawson and its Subsidiaries determined in accordance with GAAP.

"Type of Organization” means, with respect to any Borrower, the kind or type of entity of such Borrower, such as a corporation or limited liability company.

"UCC” shall mean the Uniform Commercial Code in effect in the State of Illinois from time to time.

"Wholly-Owned Subsidiary” shall mean any Subsidiary of which or in which any Borrower owns directly or indirectly 100% of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (ii) the capital interest or profits interest of such Persons if it is a partnership, joint venture or similar entity or(iii) the beneficial interest of such Persons, if it is a trust, association or other unincorporated organization.

1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Agent and Lenders pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of the Borrowers on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Agent and Lenders hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrowers be the same after such changes as they were before such changes; and, if the parties fail to agree on the amendment of such provisions, the Borrowers will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes.

1.3 Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.

1.4 Other Definitional Provisions; Construction. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, vice versa, and in particular the word “Borrower” shall be so construed. The words “hereof’, ''herein’’ and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. An Event of Default shall “continue” or be “continuing” until such Event of Default has been cured or waived in accordance with Section 15.3 hereof. References in this Agreement to any party shall include such party’s successors and permitted assigns. References to any “Section” shall be a reference to such Section of this Agreement unless otherwise stated. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

2.	COMMITMENTS.

2.1 Revolving Loans.

(a) Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of each Borrower set forth herein and in the other Loan Documents, Agent and each Lender, severally and not jointly, agrees to make its Pro Rata Share of the Revolving Loans at such times as the Representative may from time to time request until the earlier of (x) the Maturity Date and (y) a demand for repayment is made by Agent during the existence of an Event of Default (the earlier of such dates being hereinafter referred to as the “Demand Date”), and in such amounts as the Representative may from time to time request in accordance with Section 5.1; provided, however, that the aggregate outstanding principal balance of all Revolving Loans plus the Letter of Credit Obligations at any time shall not exceed the Maximum Revolving Loan Commitment. Revolving Loans made by the Lenders may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Demand Date unless the Revolving Loans are otherwise terminated or extended as provided in this Agreement. The Revolving Loans shall be used by the Borrowers solely for general working capital, capital expenditures and other general business purposes. So long as no Event of Default exists, Borrower through the Representative shall have the one-time option anytime after the Closing Date (subject to Agent’s consent) to elect by written notice to the Agent a single increase to the Maximum Revolving Loan Commitment of up to Twenty Million and 00/100 Dollars ($20,000,000.00), thus making the Maximum Revolving Loan Commitment Seventy Five Million and 00/100 Dollars ($75,000,000). Such increase shall be subject to Agent’s consent in its sole discretion, such consent not to be unreasonably withheld.

(b) Revolving Loan Interest and Payments. Except as otherwise provided in this Section 2.1(b), the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the Revolving Interest Rate plus the Applicable Margin. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are Prime Loans, shall be due and payable monthly, in arrears, commencing on September 1, 2009 and continuing on the first day of each calendar month thereafter, and on the Demand Date. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Demand Date. Any amount of principal or interest on the Revolving Loans which is not paid when due (after all applicable grace periods), whether at stated maturity, by acceleration or otherwise, shall, at the option of the Agent, bear interest payable on demand at the Default Rate.

(c) Revolving Loan Principal Repayments.

(i) Mandatory Prepayments. All Revolving Loans hereunder shall be repaid by the Borrowers on the Demand Date, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of all Revolving Loans plus Letter of Credit Obligations exceeds the Maximum Revolving Loan Commitment, the Borrowers shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as shall be necessary to eliminate such excess..

(ii) Optional Prepayments. The Borrowers may from time to time prepay the Revolving Loans which are Prime Loans, in whole or in part, without any prepayment penalty whatsoever, so long as each partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $100,000.

(d) Obligations of the Lenders. Neither Agent nor any Lender shall be responsible for any failure by any other Lender to perform its obligations to make Revolving Loans hereunder, and the failure of any Lender to make its Pro Rata Share of any Revolving Loan hereunder shall not relieve any other Lender of its obligation, if any, to make its Pro Rata Share of any Revolving Loans hereunder.

(e) Other Terms. If Borrowers make a request for a Revolving Loan as provided herein, Agent, at its option and in its sole discretion subject to Section 3 and Section 5.5 hereof, shall do either of the following:

(i) Advance the amount of the proposed Revolving Loan to Borrowers disproportionately (a “Disproportionate Advance”) out of Agent’s own funds on behalf of Lenders, which advance shall be made at the same time set forth in Section 5.1 herein, and request settlement in accordance with the terms hereof such that upon such settlement each Lender’s share of the outstanding Revolving Loans (including, without limitation, the amount of any Disproportionate Advance) equals its Pro Rata Share; or

(ii) Notify each Lender by telecopy, electronic mail or other similar form of teletransmission of the proposed advance on the same day Agent is notified or deemed notified by Borrowers of Borrowers’ request for an advance hereunder. Each Lender shall remit, to the demand deposit account designated by Representative (i) with respect to Prime Loans, at or prior to 3:00 P.M., Chicago time, on the date of notification, if such notification is made before 1:00 P.M., Chicago time, or 10:00 A.M., Chicago time, on the Business Day immediately succeeding the date of such notification, if such notification is made after 1:00 P.M., Chicago time, and (ii) with respect to LIBOR Loans, at or prior to 10:00 A.M., Chicago time, on the date such LIBOR Loans are to be advanced, immediately available funds in an amount equal to such Lender’s Pro Rata Share of such proposed advance. Unless Agent receives notice from a Lender on or prior to the time set forth above for funding by such Lender, that such Lender will not make available as and when required hereunder to Agent, for the account of Borrowers, the amount of such Lender’s Pro Rata Share of the requested advance, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the date of such funding and Agent may (but shall not be required), in reliance upon such assumption, make available to Borrowers on such date the corresponding amount.

If and to the extent that a Lender does not settle with Agent as required under this Agreement (a “Defaulting Lender”), Borrowers and Defaulting Lender severally agree to repay to Agent forthwith on demand such amount required to be paid by such Defaulting Lender to Agent, together with interest thereon, for each day from the date such amount is made available to Borrowers until the date such amount is repaid to Agent (x) in the case of a Defaulting Lender at the rate published the Federal Reserve Bank of New York on the next succeeding Business Day as the “Federal Funds Rate” or if no such rate is published for any Business Day, at the average rate quoted for such day for such transactions from three (3) federal funds brokers of recognized standing selected by Agent, and (y) in the case of Borrowers, at the interest rate applicable at such time for such Loans; provided, that Borrowers’ obligation to repay such advance to Agent shall not relieve such Defaulting Lender of its liability to Agent for failure to settle as provided in this Agreement.

2.2 Additional LIBOR Loan Provisions.

(a) LIBOR Loan Prepayments. Except as provided in Section 2.2(c), if, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, the Borrowers agree to indemnify the Agent and the Lenders against any loss (including any loss on redeployment of the funds repaid), cost or expense incurred by the Agent or the Lenders as a result of such prepayment.

(b) LIBOR Unavailability. If the Agent or any Lender determines (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) United States dollar deposits of sufficient amount and maturity for funding any LIBOR Loan are not available to the Agent or such Lender in the London Interbank Eurodollar market in the ordinary course of business or (ii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the relevant LIBOR Loan, the Agent shall promptly notify the Representative thereof and, so long as the foregoing conditions continue, Loans may not be advanced as a LIBOR Loan thereafter. In addition, at the Representative’s option, each existing LIBOR Loan shall immediately (i) be converted to a Prime Loan on the last Business Day of the then existing Interest Period or (ii) to the extent Representative has elected not to convert such existing LIBOR Loan(s) to a Prime Loan, such LIBOR Loan(s) shall be due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers.

(c) Regulatory Change. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of Agent or any Lender, make it unlawful for Agent or any Lender to make or maintain the LIBOR Loans, then the Agent shall promptly notify the Representative and Loans may not be advanced as LIBOR Loans thereafter. In addition, at the Representative’s option, each existing LIBOR Loan shall be immediately converted to a Prime Loan on the last Business Day of the then existing Interest Period or on such earlier date as required by law or (ii) to the extent the Representative has elected not to convert such existing LIBOR Loan(s) to a Prime Loan, such LIBOR Loan(s) shall be due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrowers.

(d) LIBOR Loan Indemnity. If any Regulatory Change (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Agent or any Lender; (b) subject the Agent or any Lender or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Agent or any Lender of principal or interest due from any Borrower to the Agent or any Lender hereunder (other than a change in the taxation of the overall net income of the Agent or any Lender); or (c) impose on the Agent or any Lender any other condition regarding such LIBOR Loan or the Agent’s or any Lender’s funding thereof, and the Agent shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to the Agent or any Lender of making or maintaining such LIBOR Loan or reduce the amount of principal or interest received by the Agent or any Lender hereunder, then the Borrowers shall pay to such party, within seven (7) days after receipt of notice specifying such required payment together with a certificate setting forth the calculation of such payment, such additional amounts as such party shall, from time to time, determine are sufficient to compensate and indemnify such party for such increased cost or reduced amount.

2.3 Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest on Prime Rate Loans shall be calculated on the basis of a year consisting of 365/365 days and all other interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to accrue interest until collected. If any payment to be made by the Borrowers hereunder or under the Notes shall become due on a day other than a Business Day, such payment be shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

2.4 Letters of Credit. Subject to the terms and conditions of this Agreement and upon (i) the execution by the Borrower and the Agent of a Master Letter of Credit Agreement in form and substance reasonably acceptable to the Agent (together with all amendments, modifications and restatements thereof, the “Master Letter of Credit Agreement”), and (ii) the execution and delivery by the Borrower, and the acceptance by the Agent, which acceptance shall not unreasonably be withheld, of a Letter of Credit Application, the Agent agrees to issue for the account of the Borrower out of the Maximum Revolving Loan Commitment such standby and/or trade Letters of Credit in the standard form of the Agent and otherwise in form and substance reasonably acceptable to the Agent, from time to time during the term of this Agreement, provided that the Letter of Credit Obligations may not at any time exceed the Maximum Letter of Credit Obligation and provided further, that no Letter of Credit shall have an expiration date later than one year after the Maturity Date. If this Agreement and the Maximum Revolving Loan Commitment are not extended beyond the Maturity Date, upon the occurrence of the Maturity Date, Borrower shall deliver to Agent cash collateral in the amount of the then outstanding Letter of Credit Obligations. The Letter of Credit Obligations shall also be evidenced by the Note. The amount of any payments made by the Agent with respect to draws made by a beneficiary under a Letter of Credit to which the Borrower has failed to reimburse the Lender upon the earlier of (i) the Agent’s demand for repayment, or (ii) five (5) days from the date of such payment to such beneficiary by the Agent, shall be deemed to have been converted to a Prime Loan as of the date such payment was made by the Agent to such beneficiary. If there is a conflict between the terms of the Master Letter of Credit Agreement and the terms of this Agreement, the terms of this Agreement shall be controlling.

2.5 All Loans to Constitute One Obligation. Except as specifically set forth herein, the Loans shall constitute one general obligation of Borrowers, and shall be secured by Agent’s first priority security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims. and encumbrances heretofore, now or at any time or times hereafter granted by Borrowers to Agent pursuant to the Loan Documents.

3.	CONDITIONS OF INITIAL BORROWING.

The obligation of Agent and the Lenders to disburse the initial Loan or issue the initial Letter of Credit, whichever occurs first, is subject to the satisfaction (or waiver by Agent) on or before the Closing Date of the following conditions precedent:

3.1 Loan Documents. The Borrowers shall have executed and/or delivered to the Agent (for further delivery to the Lenders as applicable) the following Loan Documents and other items, all of which must be satisfactory in form and substance to the Agent and the Agent’s counsel:

(a) Loan Agreement. This Agreement duly executed by each Borrower.

(b) Revolving Note. The Revolving Note duly executed by each Borrower in favor of each applicable Lender, in the form attached hereto as Exhibit A.

(c) Security Agreement. The Security Agreement executed by each Borrower in favor of Agent, for the benefit of the Lenders.

(d) Resolutions. Resolutions of the board of directors or managers or sole member, as applicable, of each Borrower authorizing the execution of this Agreement and the Loan Documents to which such Borrower is a party.

(e) Insurance Policies. Certificates from Borrowers’ insurance carriers evidencing that all insurance policies and coverage required herein is in effect.

(f) Organizational Documents. A copy of each Borrower’s Articles or Certificate of Incorporation/Organization, and all amendments thereto, certified by the applicable Secretary of State or Department of Revenue, as applicable, of the state of incorporation/organization of each Borrower or in the case of the Certificate of Formation of Lawson Products, L.L.C., as filed with Department of Revenue of the State of New Jersey, and a copy of each Borrower’s By-laws or operating agreement, as applicable, certified by the Secretary (or equivalent) of each Borrower.

(g) Good Standing Certificates. Good Standing Certificates for each Borrower from its State of incorporation or organization, as applicable, and each state in which each such Borrower is required to be qualified to transact business as a foreign corporation, or limited liability company, as applicable.

(h) Incumbency Certificates. A certificate of the Secretary or an Assistant Secretary (or equivalent) of each Borrower certifying the names of the officer or officers of each such Borrower authorized to sign this Agreement and the other Loan Documents, together with a sample of the true signature of each such officer.

(i) Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents. which are provided for hereunder or which the Agent or the Lenders shall reasonably require.

3.2 Event of Default. No Event of Default, or any event which, with notice or lapse of time, or both would constitute an Event of Default, shall have occurred and be continuing.

3.3 Adverse Changes. No Material Adverse Change as determined in the Agent’s sole discretion shall have occurred.

3.4 Litigation. No litigation or governmental proceeding shall have been instituted against any Borrower, or any of their officers, members, managers, directors or shareholders which in the discretion of the Agent, reasonably exercised, would reasonably be expected to materially and adversely affect the financial condition or continued operation of any Borrower.

3.5 Representations and Warranties. All representations and warranties of each Borrower contained herein or in any Loan Document are true and correct.

4.	NOTES EVIDENCING LOANS.

4.1 The Revolving Loans. The Revolving Loans shall be evidenced by Revolving Notes (together with all renewals, extensions, modifications or substitutions thereof, the “Revolving Notes”) in the form of Exhibit A attached hereto, duly executed by each Borrower and payable to the order of each Lender according to such Lender’s Revolving Loan Commitment. At the time of the initial disbursement of a Revolving Loan and at each time any additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of the Agent. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of the principal amount of the Revolving Loans advanced hereunder, (ii) any unpaid interest owing on the Revolving Loans and (iii) all amounts repaid on the Revolving Loans. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of any Borrower under the Revolving Notes to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

5.	LOANS: MANNER OF BORROWING AND GENERAL TERMS.

5.1 Borrowing Procedures.

(a) Each Loan shall be made available to the Borrowers upon Representative’s request from any Responsible Officer or any other Person designated by a Responsible Officer in writing whose authority to so act has not been revoked by the Borrowers in writing previously received by the Agent. Such request shall be in the form of Exhibit B hereto. Each Revolving Loan may be advanced either as a Prime Loan or a LIBOR Loan; provided, however, that at any time and from time to time, the Borrowers may identify no more than six (6) Loans which may be LIBOR Loans. A request for a Prime Loan must be received by no later than 1:00 p.m. Chicago, Illinois time; on the day it is to be funded and (ii) in an amount equal to One Hundred Thousand and 00/100 Dollars ($100,000.00) or a higher integral multiple of One Hundred Thousand and 00/100 Dollars ($100,000.00). A request for a LIBOR Loan must be (i) received by no later than 1:00 p.m. Chicago, Illinois time, three days before the day it is to be funded and (ii) in an amount equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00) or a higher integral multiple of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00). If for any reason the Representative shall fail to select timely an Interest Period for an existing LIBOR Loan, then such LIBOR Loan shall be immediately converted to a Prime Loan on the last Business Day of the then existing Interest Period, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by each Borrower. The proceeds of each Prime Loan or LIBOR Loan shall-be made available at the office of the Agent by credit to the account of the Borrowers or by other means requested by the Representative and acceptable to the Agent.

(b) The Agent is authorized to rely on any written, verbal, electronic, telephonic or telecopy loan requests which the Agent believes in its good faith judgment to emanate from a Responsible Officer of the Representative or any Person so designated by a Responsible Officer in writing, whether or not that is in fact the case. Each Borrower does hereby irrevocably confirms, ratifies and approves all such advances by the Agent and does hereby indemnify the Agent against actual losses and reasonable, out-of-pocket expenses (including court costs, and reasonable, out-of-pocket attorneys’ and paralegals’ fees) and shall hold the Agent harmless with respect thereto; provided, however, that no Borrower shall have any obligation to indemnify or hold the Agent harmless with respect to matters caused by, or arising or resulting from the willful misconduct, bad faith or gross negligence of the Agent. Notwithstanding anything contained in this Agreement to the contrary, the Borrowers hereby appoint Lawson (the “Representative”) to act as their sole and exclusive representative under this Agreement for all purposes, including without limitation, to receive funds advanced hereunder, to receive notices and other communications from the Agent hereunder, to make requests for advances of funds hereunder and to amend this Agreement. The Agent shall have (i) no obligation to communicate with any Borrower other than the Representative concerning this Agreement, any Note or any other matter related to the Obligations and (ii) no responsibility with respect to the allocation among Borrowers of the funds advanced hereunder.

5.2 Reserved.

5.3 Payments. That portion of Borrowers’ Obligations consisting of: (a) principal payable on account of the Loans made by Agent and the Lenders to Borrowers pursuant to this Agreement shall be payable by Borrowers, jointly and severally, to Agent for account of the Lenders, on the Demand Date; (b) costs, fees and expenses payable pursuant to this Agreement shall be payable by Borrowers to Agent, for the account of Lenders (as applicable) within seven days following the Representative’s receipt of an invoice for payment; (c) interest payable pursuant to this Agreement shall be payable by Borrowers to Agent, for the account of Lenders as the case may be, as provided in Section 2.1 (b), the balance of Borrowers’ Obligations, if any, shall be payable by Borrowers to Agent, for the account of Lenders or their Affiliates, as the case may be, as provided in this Agreement or the other Loan Documents.

5.4 Automatic Debit Request for a Loan. In order to cause timely payment to be made to Agent, for the benefit of Lenders, of all Borrowers’ Obligations as and when due, Borrowers hereby authorize and direct Agent, at Agent’s option and at any time, to debit the amount of such Borrowers’ Obligations to any ordinary deposit account of Borrowers or by increasing the principal balance due under the Revolving Loan, provided that for payments of items other than regularly scheduled payments of interest and fees, so long as there exists no Event of Default, Borrower will receive an invoice with seven (7) days for payment prior to any debit..

5.5 Conditions Precedent Events. Each Loan made by Agent and the Lenders to Borrowers at the request of Borrowers pursuant to this Agreement or the other Loan Documents shall in any event be subject to the following conditions precedent: (a) there shall not then exist an Event of Default or any event or condition which with notice, lapse of time and/or the making of such Loan would constitute an Event of Default; (b) the representations and warranties of each Borrower contained in this Agreement shall be true and correct in all material respects as of the date of such Loan with the same effect as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date and (c) no Material Adverse Change shall have occurred. Each borrowing by the Borrowers hereunder shall be deemed a representation and warranty by Borrowers that the foregoing conditions have been fulfilled as of the date of such borrowing.

5.6 Intentionally Omitted.

5.7 Discretionary Disbursements. Agent, in its sole and absolute discretion, may after seven (7) day’s prior notice to Representative accompanied by a description of the fee, cost or expense claimed, in the event there are no funds available to automatically debit, disburse any or all proceeds of Loans made or available to Borrowers pursuant to this Agreement and/or the other Loan Documents to pay any fees, costs, expenses or other amounts required to be paid by Borrowers hereunder and not so paid. All monies so disbursed shall be a part of Borrowers’ Obligations, payable by Borrowers on demand.

5.8 Credit Termination Date; Continuance of Obligations, Etc. This Agreement, Agent’s and each Lender’s obligation to loan monies to Borrowers, and Borrowers’ ability to borrow monies from Agent and the Lenders shall be in effect until the Demand Date. Notwithstanding the foregoing and until such date when Borrowers’ Obligations shall be paid in full (other than contingent indemnification obligations not yet due and payable), Borrowers’ Obligations hereunder and under the other Loan Documents shall continue in accordance with the terms herein and therein, interest shall continue to be paid in accordance with the terms herein, Agent shall be entitled to retain its security interest in the Collateral, for the benefit of the Lenders, and Agent and the Lenders shall retain all of their rights and remedies under this Agreement, the other Loan Documents, at law, in equity and otherwise.

5.9 Capital Adequacy Charge. If Agent or any Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Agent or such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which such Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration such party’s policies with respect to capital adequacy), then from time to time, after submission by Agent to Representative of a written demand therefor (“Capital Adequacy Demand”) together with the certificate described below, Borrowers shall pay to such party such additional amount or amounts (“Capital Adequacy Charge”) as will compensate such party for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A Capital Adequacy Demand shall be conclusive in the absence of manifest error. A Capital Adequacy Demand shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Agent or such Lender, and the method by which such amount was determined. In determining such amount, the applicable party may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

5.10 Taxes.

(a) Except as otherwise required by applicable law, all payments made by a Borrower hereunder or under any other Loan Document shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by such Borrowers free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any Governmental Authority.

(b) If a Borrower makes any payment hereunder or under any other Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, such Borrower shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 5.10), the amount paid to the applicable Lenders or Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 5.10. To the extent a Borrower withholds any Taxes on payments hereunder or under any Loan Document, such Borrower shall pay the full amount deducted to the relevant Governmental Authority within the time allowed for payment under applicable law and shall deliver to Agent within 30 days after it has made payment to such authority receipt issued by such authority (or other evidence reasonably satisfactory to Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c) If any Lender or Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or Agent with respect to amounts received or receivable hereunder or under any other Loan Document, the applicable Borrowers will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 5.10. A certificate prepared in good faith as to the amount of such payment by such Lender or Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

(d) (i) To the extent permitted by applicable law, each Lender that is not a United States Person within the meaning of Section 7701 (a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”) (a “Foreign Lender”) shall deliver to Representative and Agent on or prior to. the Closing Date (or in the case of a Foreign Lender that is an Eligible Assignee, on the date of such assignment to such Foreign Lender and in the case of a participant; to the Lender from which the related participation shall have been purchased) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Foreign Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder with respect to the Obligations of Borrowers or any Loan to Borrowers. If a Foreign Lender is claiming a complete exemption from withholding on interest pursuant to Sections 87l(h) or 881(c) of the Code, such Foreign Lender shall deliver to Agent (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Agent to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881 (c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (any such certificate, a “Withholding Certificate”). In addition, each Foreign Lender agrees that from time to time after the Closing Date, (or in the case of a Foreign Lender that is an assignee, after the date of the assignment to such Foreign Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Foreign Lender shall, to the extent permitted under applicable law, deliver to Representative and Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor other applicable forms prescribed by the Internal Revenue Service (“IRS”), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Foreign Lender to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan to Borrowers.

(ii) Each Lender (other than any Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Representative and Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this subsection 5.10(d)(ii) is rendered obsolete or inaccurate in any material respects as the result of a change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to Representative and Agent revised forms necessary to confirm or establish the entitlement to such Lender’s exemption from United States backup withholding tax.

(iii) Borrower shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this subsection 5.10(d) to the extent that such obligations would not have arisen but for the failure of such Lender to comply with Section 5.10, Further, the Borrowers shall not be required to pay any additional taxes, costs or expenses hereunder caused by the addition of a Foreign Lender as a Lender hereunder.

(iv) Each Lender agrees to indemnify Agent upon demand and hold Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including interest, additions to and expenses), and any Taxes imposed by any jurisdiction on amounts payable to Agent under this Section 5.10 which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by Borrowers pursuant to this Section 5.10, whether or not such Taxes or related liabilities were correctly or legally asserted.

5.11 Mitigation of Circumstances. Each Lender shall promptly notify Representative of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrowers to pay any amount pursuant to Section 5.9 or Section 5.10 or (ii) the occurrence of any circumstances described in Section 5.9 or Section 5.10 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Representative and Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrowers of) any event described in clause (i) or (ii) of Section 5.11 above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

If any Lender or Agent receives a refund or credit in respect of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 5.11, such Lender or Agent shall within 30 days from the date of such receipt pay the amount of such refund or credit to Borrowers, net of all reasonable out-of-pocket expenses of such Lender or Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that Borrowers, upon request of such Lender or Agent, agree to repay the amount paid over to Borrowers (plus penalties, interest or other reasonable charges) to such Lender or to Agent in the event such Lender or Agent is required to repay such refund or credit to such Governmental Authority. This Section 5.11 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to it that it deems confidential) to Borrowers or any other Person.

5.12 Maximum Interest. It is the intent of the parties that the rate of interest and other charges to Borrowers under this Agreement and the other Loan Documents shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Agent or any Lender may lawfully charge to a Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to the applicable Borrower.

6.	INTENTIONALLY OMITTED.

7.	REPRESENTATIONS AND WARRANTIES.

To induce the Agent and the Lenders to make the Loans, each Borrower makes the following representations and warranties to the Agent and the Lenders, each of which shall be true and correct as of the date of the execution and delivery of this Agreement, and which shall survive the execution and delivery of this Agreement:

7.1 Borrower Organization and Name. (a) Each Borrower and each of its Subsidiaries is a corporation or limited liability company, as applicable, duly organized, existing and in good standing under the laws of the state of its incorporation or organization, as applicable, with full and adequate power to carry on and conduct its business as presently conducted. Each Borrower and each of its Subsidiaries is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except where the failure to be qualified or licensed would not result in a Material Adverse Change with respect to such entity. The exact legal name of each Borrower is as set forth in the first paragraph of this Agreement and/or Schedule 1. Except as set forth on Schedule 7.1, no Borrower currently conducts, nor has it during the last five (5) years conducted, business under any other name or trade name.

7.2 Authorization; Validity. Each Borrower has full right, power and authority to enter into this Agreement, to request the borrowings and execute and deliver the Loan Documents to which it is a party and to perform all of its duties and obligations under this Agreement and the Loan Documents to which it is a party. The execution and delivery of this Agreement and the Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene the respective articles/certificate of incorporation/organization, as applicable, or bylaws or operating agreement, as applicable, of any Borrower. All necessary and appropriate corporate or limited liability company action has been taken on the part of each Borrower to authorize the execution and delivery of this Agreement and the Loan Documents to which it is a party. This Agreement and each Loan Document to which it is a party are valid and binding agreements and contracts of each Borrower in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors rights and by equitable principles (regardless of whether enforcement is sought in equity or at law). No consent or authorization of, filing with or other act by or in respect of any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by any Borrower or any other Obligor of this Agreement or any other Loan Document to which it is a party or the consummation of the transactions contemplated herein and therein, except such as have been obtained or made and are in full force and effect.

7.3 Compliance with Laws and Regulations. The nature and transaction of each Borrower’s and each Subsidiary’s business and operations and the use of their properties and assets, including, but not limited to, the Collateral or any real estate owned or occupied by any Borrower or any Subsidiary, do not violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, any zoning, land use, building, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not, except for such violation or conflict which would not reasonably be expected to result in a Material Adverse Change.

7.4 Reserved.

7.5 Absence of Breach. The execution, delivery and performance of this Agreement and the Loan Documents does not: (i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or Governmental Authority, (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of (A) any indenture, mortgage, deed of trust, or (B) any material instrument, document, agreement or contract of any kind to which any Borrower is a party or by which any Borrower or any of its property or assets may be bound or (iii) result in, or require the creation or imposition of, any Lien upon or with respect to any properties now or hereafter owned by any Borrower or other Obligor other than the Liens created under the Loan Documents.

7.6 Collateral Representations. Each Borrower is the sole owner of its property constituting Collateral, free from any Lien of any kind, other than the Liens permitted under Section 8.2.

7.7 Financial Statements. All financial statements submitted to the Agent and the Lenders have been prepared in accordance with GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly, in all material respects, the consolidated financial condition of Lawson and its Subsidiaries and the consolidated results of the operations for Lawson and its Subsidiaries as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by Lawson to the Agent, there has been no Material Adverse Change.

7.8 Litigation and Taxes. Except as described on Schedule 7.8, there is no litigation, demand, charge, petition or governmental investigation or other proceeding (including any violation of any Applicable Regulation) pending, or to the best knowledge of each Borrower, threatened, against any Borrower or any Subsidiary, which, if reasonably likely to be adversely determined and is adversely determined, would result in any Material Adverse Change. Except as described on Schedule 7.8, each Borrower and each of its Subsidiaries has duly filed all applicable federal and state income or other material tax returns and has paid all income or other taxes payable on such returns, except for such taxes which are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been established on the books of the Borrowers in accordance with GAAP. There is no material controversy or objection pending, or to the best knowledge of the Borrowers, threatened in respect of any tax returns of the Borrowers or any Subsidiary.

7.9 Intentionally Omitted.

7.10 ERISA Obligations. The Borrowers do not maintain any “single employer plan” as defined in ERISA, which is subject to Title IV of ERISA, nor do they contribute to any material “multiemployer plan” as defined in ERISA, which is subject to Title IV of ERISA. Each Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified, except to the extent that disqualification would not result in material liability to the Borrowers. No ''Prohibited Transaction” (as such term is defined in ERISA), has occurred with respect to any Employee Plan, unless approved by the appropriate governmental agencies or which Prohibited Transaction would not result in material liability to the Borrower.

7.11 Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) could adversely affect the validity or priority of the Liens granted to the Agent, for the benefit of the Lenders, under the Loan Documents, (b) could materially adversely affect the ability of any Borrower to perform its obligations under the Loan Documents or (c) would constitute an Event of Default under any of the Loan Documents.

7.12 Business Loan. The Loans, including interest rate, fees and charges as contemplated hereby, (i) are business loans within the purview of 815 ILCS 205/4(1)(c), as amended from time to time, (ii) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 as amended from time to time and (iii) do not, and when disbursed shall not, violate the provisions of the Illinois usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, any Borrower or any property securing the Loans.

7.13 Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by any Borrower, or any Affiliates of any Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal System.

7.14 Governmental Regulation. Each Borrower and their Subsidiaries are or after giving effect to any loan, will not be, subject to regulation under the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.15 Place of Business. The principal place of business of each Borrower and a complete listing of all Subsidiaries of each Borrower as of the Closing Date are set forth on Schedule 7.15 attached hereto and made a part hereof. The Borrowers shall promptly notify the Agent of any change in such location[s] or the formation of any other Subsidiary.

7.16 Complete Information. All financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials (the “Information”) submitted to the Agent and/or the Lenders in connection with or in furtherance of this Agreement by or on behalf of the Borrowers (as modified or supplemented by other and/or additional Information so furnished) is true and accurate in all material respects on the date which such Information was delivered and not incomplete by omitting to state any material fact necessary to make such Information not misleading in light of the circumstances under which made (it being recognized by the Agent and the Lenders that any projections and forecasts provided by the Borrowers are based on good faith estimates and assumptions believed by the Borrowers to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections or forecasts may differ from projected or forecasted results).

7.17 Solvency, Etc. (a) Borrowers’ assets exceed their Liabilities and (b) the Borrowers are solvent, able to pay their debts as they mature, own property with fair saleable value (determined on a going-concern basis) greater than the amount required to pay their debts and have capital sufficient to carry on their businesses as then constituted.

7.18 No Labor Disputes. No Borrower is involved in any material labor dispute, other than employee grievances arising in the ordinary course of business.

7.19 Environmental Compliance.

(a) Each Borrower has duly complied with, and its facilities, business, assets, property, leaseholds, real property and equipment are in compliance in all material respects with, the provisions of the Environmental Protection Act, RCRA and all other material Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations.

(b) Each Borrower has been issued all required material federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c) (i) There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any real property owned or any premises leased by any Borrowers; (ii) there are no underground storage tanks or polychlorinated biphonyls on the real property owned by any Borrower; (iii) the real property owned by any Borrower has to Borrowers’ knowledge not been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the real property owned or any premises leased by any Borrower, excepting such quantities (if any) as are handled in accordance with all material applicable manufacturer’s instructions and governmental regulations.

7.20 Value of Inventory Stored in Canada and Mexico. The net book value of the Borrowers’ Inventory stored in Canada and Mexico does not exceed Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000) in the aggregate at any one time.

8.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees with the Agent and each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on the Notes, any fee or any other expense or amount payable hereunder shall be unpaid (other than contingent indemnification obligations not due and payable:

8.1 Indebtedness. Except as set forth in Schedule 8.1, no Borrower shall, either directly or indirectly, create, assume, incur or have outstanding any Indebtedness (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person incurred for or in connection with the purchase of the Collateral or which is secured by the Collateral, other than Indebtedness arising pursuant to this Agreement: (a) intercompany Indebtedness (i) made by a Borrower to any other Borrower, (ii) made by a Subsidiary Borrower to a Borrower, and (iii) made by any Borrower to a Subsidiary (which is not a Borrower) in an aggregate amount not to exceed $10,000,000 at any time of thirty (30) days or less outstanding, (b) general Indebtedness not in excess of $5,000,000, in the aggregate at any time outstanding (c) capitalized lease/purchase money indebtedness not in excess of $5,000,000 in the aggregate at any time outstanding, and (d) refinancing of Indebtedness set forth in Schedule 8.1.

8.2 Encumbrances. No Borrower shall, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon the Collateral, whether owned at the date hereof or hereafter acquired except:

(a) Liens created pursuant to the Loan Documents on behalf of the Agent, for the benefit of the Lenders;

(b) Liens for or priority claims imposed by law which are incidental to the conduct of business or the ownership of properties and assets (including mechanic’s, warehousemen’s, attorneys’ and statutory and contractual landlords’ liens) and deposits, pledges, liens to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided, that in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith and adequate reserves have been set up by the Borrowers or their Subsidiaries in accordance with GAAP, as the case may be;

(c) Liens securing the payment of taxes, assessments and governmental charges or levies incurred in the ordinary course of business, either (i) not delinquent, or (ii) being contested in good faith by appropriate legal or administrative proceedings and as to which the Borrowers or any Subsidiary, as the case may be, shall have set aside on its books adequate reserves in accordance with GAAP, and so long as .during the period of any such contest, such Borrower or such Subsidiary shall suffer no loss of any privilege of doing business or any other right, power or privilege necessary or material to the operation of its business;

(d) the Lien of Bank of America, N.A. on deposit account number 8666827899 opened by the Borrower with Bank of America, N.A.;

(e) extensions, renewals and replacements of Liens referred to in paragraphs (a) through (d) of this Section 8.2; provided, however, that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the original amount of the obligations secured by the Lien extended, renewed or replaced; and

(f) the Lien of Citibank filed with the Delaware Department of State – initial filing number 525267899 — which shall be removed within ninety (90) days following the Closing Date.

8.3 Financial Covenants.The Borrower shall not be in violation of any of the financial covenants set forth below. All covenants shall be measured at the end of each of the Borrowers’ fiscal quarters unless otherwise provided herein.

(a) Commencing measurement as of December 31, 2009 Lawson and its Subsidiaries’ Consolidated EBITDA shall not be below the following amounts measured at the end of the period for the measurement period set forth below:

Measured at End of Period	Minimum Consolidated EBITDA	Measurement Period

Fiscal Year 2009	$8,000,000	Trailing twelve months

First Quarter 2010	$9,500,000	Trailing twelve months

Second Quarter 2010	$11,000,000	Trailing twelve months

Third Quarter 2010	$12,500,000	Trailing twelve months

Fourth Quarter 2010	$14,000,000	Trailing twelve months

(b) On the last day of each fiscal quarter, Lawson and its Subsidiaries’ consolidated Tangible Net Worth shall not be less than Fifty-Five Million and No/100 Dollars ($55,000,000.00).

(c) The ratio of (i) Lawson and its Subsidiaries’ cash, plus all Accounts (as set forth on the consolidated balance sheet), plus all Inventory (as set forth on the consolidated balance sheet), to (ii) the aggregate outstanding principal balance of the Revolving Loans plus the Letter of Credit Obligations shall not be less than 1.75:1.00.

(d) Commencing at the end of Borrowers’ fiscal year 2010 and each fiscal quarter thereafter the Borrowers trailing four-quarter consolidated Debt Service Coverage Ratio shall not be less than or equal to 1.20:1.00.

8.4 Sale of Collateral. No Borrower shall sell, transfer or otherwise dispose of any Collateral (other than in the ordinary course of business) in violation of the terms of the Security Agreement.

8.5 Consolidations, Mergers or Purchases of Assets. Without the prior written consent of the Agent, no Borrower shall merge into or consolidate or combine with any other Person, or purchase, or otherwise acquire in an amount exceeding $2,500,000 in the aggregate during any fiscal year (in one transaction or a series of related transactions) all or any part of the property or assets of any Person (other than purchases or other acquisitions of inventory, materials, leases, property and equipment in the ordinary course of business), other than mergers, consolidations or combinations (a) by Borrowers and their Subsidiaries into a Borrower and (b) by Subsidiaries which are Borrowers into another Subsidiary which is a Borrower, in each case following ten (10) or more days prior written notice to Agent. In addition, Borrowers shall not transfer more than $250,000 assets in the aggregate to foreign Subsidiaries during any fiscal year of Borrowers. Borrowers shall give ten (10) or more days prior written notice to Agent with respect to asset sales exceeding Five Million Dollars ($5,000,000) in the aggregate except in the case of sales between Borrowers or their Subsidiaries.

8.6 Dividends. Without the prior written consent of the Agent, Borrower shall not (a) declare or pay, directly or indirectly, any dividends exceeding Seven Million and No/100 Dollars ($7,000,000.00) in the aggregate during any of its fiscal years, (b) make any other distribution, whether in cash, property, securities, or combination thereof, except that any Borrower (other than Lawson) may make dividends or other distributions to its parent company with respect to (whether by reduction of capital or otherwise) any shares of any class of its capital stock, warrants, options or any of its other securities or directly or indirectly, redeem, purchase, retire or otherwise acquire for consideration, any shares of any class of its capital stock, including, but not limited to treasury stock, warrants, options or any of its other securities, or set apart any sum for the aforesaid purposes exceeding Five Million and No/100 Dollars ($5,000,000) in the aggregate during any of its fiscal years.

8.7 Transactions with Affiliates. No Borrower shall sell or transfer any assets to, or purchase or acquire any assets of, or otherwise engage in any material transaction with, or permit any Affiliate to sell or transfer assets to, or purchase or acquire any assets of, or otherwise engage in any other material transaction with any other Affiliate, unless any such transaction (a) is permitted pursuant to Section 8.1, 8.4 or 8.5, or (b) could not result in a Material Adverse Change.

8.8 Line of Business.No Borrower shall engage, directly or indirectly, in any businesses other than the businesses in which it is engaged on the date hereof; provided, however, that any additional businesses reasonably related, incidental or complementary thereto shall be permitted following written notification to the Agent.

8.9 Fiscal Year, Accounting. No Borrower shall change its fiscal year or method of accounting (other than immaterial changes and methods), except as required by GAAP.

8.10 Intentionally Deleted.

8.11 Intentionally Deleted.

8.12 Use of Proceeds. No Borrower nor any of any Borrower’s Subsidiaries or Affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities of, including any equity investment in, PrivateBank or any of its affiliates or purchasing any securities underwritten by any Lender or any affiliate therein as such term is used in 12 U.S.C. 371(c), as amended from time to time.

8.13 Change of Legal Status. Without fifteen (15) days prior written notice to Agent, Borrower shall change its name, its Organizational Identification Number, its Type of Organization, its jurisdiction of organization or other legal structure.

8.14 Certain Documents. No Borrower shall amend, modify or waive (a) any term or provision of any junior or subordinated debt document, including the documents evidencing any Subordinated Debt (if any), or (b) any term or provision of its certificate or articles of incorporation or formation, by-laws or operating agreement; as applicable, without in each case the prior written consent of the Agent, except in each case where such amendment, modification or waiver could not have a Material Adverse Change; provided, however, that a copy of such amendment, or waiver shall be promptly delivered to the Agent.

8.15 Prohibition of Negative Pledge. The Borrower will not, nor will it permit any of its Subsidiaries to (a) create a mortgage, pledge, Lien, charge or other encumbrance upon any of its real property now or hereafter owned, or (b) agree, covenant, warrant, represent, pledge or otherwise commit with or to any entity other than the Agent, to not incur, create, assume or permit to exist, any mortgage, pledge, Lien charge or other encumbrance of any nature whatsoever on all or any of its real property now or hereafter owned, except zoning, building lines, setbacks, easements, covenants or restrictions of record and real estate taxes not yet due or payable. Borrower is permitted to sell the real property commonly known as 4335 N. Beltwood Parkway, Dallas, TX 75244.

8.16 Subsidiaries. No Borrower will form Subsidiaries unless they become a party to this Agreement pursuant to a joinder or other agreement reasonably satisfactory to the Agent and shall have delivered to the Agent, Loan Documents and other documents of the types referred to in clauses (e), (f), (g), (h) and (i) of Section 3.1 hereof and favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the foregoing agreements), all in form, content and scope reasonably satisfactory to the Agent.

9.	AFFIRMATIVE COVENANTS.

The Borrowers covenant and agree with the Agent and the Lenders that, so long as this Agreement shall remain in effect or the principal of or interest on the Notes, any fee or any other expense or amount payable hereunder shall be unpaid, (other than contingent indemnification obligations not due and payable):

9.1 Intentionally Omitted.

9.2 Existence. Except as otherwise permitted by Section 8.5, cause to be done all things necessary to preserve, renew .and keep in full force and effect its legal existence except, with respect to a Subsidiary, where such failure to preserve, renew and keep in full force and effect its legal existence could not result in a Material Adverse Change.

9.3 Businesses and Properties; Compliance with Laws. At all times (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, registrations, authorizations, permits, franchises and intellectual property, material to the conduct of its business, (b) maintain and operate its business in substantially the manner in which it is presently conducted and operated, (c) comply with all laws and regulations applicable to the operation of such business, whether now in effect or hereafter enacted and with all other applicable laws and regulations, including, but not limited to, the Applicable Regulations, (d) take all action which may he required to obtain, preserve, renew and extend all franchises, registrations, licenses, permits and other authorizations which may be material to the operation of such business, and (e) maintain, preserve and protect all property material to the conduct of such business, except, where such failure to take such action could not result in a Material Adverse Change.

9.4 Insurance. Maintain substantially identical insurance coverage for all insurable risks as the coverages described on Schedule 9.4 hereto. Each Borrower shall, and shall cause each of its Subsidiaries to, pay all insurance premiums payable by it and shall deliver within thirty (30) days following the Closing Date the policy or policies of such insurance (and on or before the Closing Date certificates of insurance) to the Agent. All insurance policies of each Borrower and its Subsidiaries shall provide that the insurance shall not be cancelable by the insurance company except upon at least thirty (30) days’ prior notice to the Agent; such term to be included by adding an endorsement to the insurance policy, in form and substance reasonably satisfactory to the Agent, if necessary. In the event a Borrower intends to cancel its insurance policy, such Borrower shall give the Agent at least thirty (30) days’ prior notice of such cancellation.

9.5 Taxes. Pay and discharge promptly when due all federal and state income and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all lawful material claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to liens or charges upon such properties or any part thereof; provided, however, that neither any Borrower nor any of its Subsidiaries shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim for labor, materials and supplies or otherwise, so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and such Borrower or such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto.

9.6 ERISA Liabilities; Employee Plans. (i) Make all required contributions to all Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; (ii) comply with all material requirements of ERISA which relate to such Employee Plans; (iii) promptly advise the Agent of the occurrence of any “Prohibited Transaction” (as such terms is defined in ERISA), with respect to any such Employee Plans which would result in material liability to Borrowers; and (iv) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in .a .manner that does not cause the Employee Plan to lose its qualified status, except to the extent that disqualification would not result in material liability to Borrowers.

9.7 Reporting Requirements. Furnish to the Agent and each Lender or its authorized representatives the following:

(a) Annual Statements. Within one hundred twenty (120) days after the end of each fiscal year of Lawson, a balance sheet and income statement and cash flow statement of Lawson showing the financial condition of Lawson as of the close of such fiscal year and the results of operations during such fiscal year, all the foregoing financial statements of Lawson to be on a consolidated basis, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Agent and accompanied by an opinion of such accountants with respect thereto, which opinion shall not be qualified as to going concern; scope of audit, fair presentation of financial condition or in any other material way.

(b) Quarterly Statements. Within forty-five (45) days after the end of each fiscal quarter of Lawson, (i) unaudited balance sheets and income statements showing the financial condition and results of operations of Lawson as of the end of such quarter and for the then elapsed portion of the fiscal year, on a consolidated basis.

(c) Compliance Certificate. Together with the financial statements submitted quarterly, a Compliance Certificate.

(d) Event of Default. As soon as possible and in any event within five (5) days after a Responsible Officer obtains knowledge of the occurrence of an Event of Default the statement of an authorized officer of each Borrower setting forth details of such Event of Default and the action which such Borrower has taken or proposes to take to cure the same.

(e) Litigation. Promptly after notice to any Borrower of the commencement thereof, but in no event more than three (3) Business Days after receipt of such notice by a Responsible Officer, provide notice, in writing, of any action, suit, arbitration or other proceeding instituted, commenced against any Borrower with an amount in controversy in excess of $2,500,000 in the aggregate.

(f) Tax. If requested by Agent, each Borrower’s federal, state and local tax returns as soon as said returns are completed in the form said returns will be filed with the Internal Revenue Service and any state or local department of revenue or taxing authority.

(g) Accounts and Inventory. Within forty-five (45) days after the end of each fiscal quarter of Lawson, a summary schedule of Accounts and Inventory.

(h) Other Information. Such other information respecting the condition or operations, financial or otherwise, of Borrowers, or any Obligor as Agent may from time to time reasonably request.

9.8 Intentionally Deleted.

9.9 Maintaining Records; Access to Premises and Inspections. Maintain financial records in accordance with GAAP and, upon reasonable prior notice, to a Responsible Officer, during reasonable business hours, permit any authorized representative designated by the Agent to visit and inspect the properties and financial records of each Borrower and to make extracts from such financial records at the Agent’s expense, and permit any authorized representative designated by the Agent to discuss the affairs, finances and condition of each Borrower or any of its Subsidiaries with each Borrower’s or such Subsidiary’s chief financial officer and such other officers as such Borrower such Subsidiary shall deem appropriate, and such Borrower’s or such Subsidiary’s independent public accountants, only if a Responsible Officer is present.

9.10 Intentionally Omitted.

9.11 Banking Relationship. Throughout the term of this Agreement (a) to utilize the Agent as its primary depository and remittance point and maintain its operating account and cash management relations with Agent, (b) at all times maintain the Lock Box and Lock Box Account with the Agent, and (c) in the event depository accounts for collection purposes are maintained with other Persons (other than accounts in Canada maintained in the normal course of business and other accounts not exceeding One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate), to cause such Persons to enter a blocked account agreement with Agent, reasonably acceptable to Agent. It is agreed that it will take Borrowers up to six (6) months from the Closing Date to achieve compliance with this Section 9.11. Borrowers will work reasonably expeditiously to achieve such compliance.

9.12 Non-utilization Fee. Pay to the Agent, for the benefit of each Lender, a non-utilization fee equal to the applicable unused line fee set forth on the Pricing Schedule of the total of (a) each Lender’s Revolving Loan Commitment, less (b) the sum of the daily average of the aggregate principal amount of all Revolving Loans outstanding, which non-utilization fee shall be (A) calculated on the basis of a year consisting of 360 days, (B) paid for the actual number of days elapsed, and (C) be payable quarterly in arrears on the last day of each March, June, September and December, commencing on September 30, 2009, and on the Demand Date. No unused line fee shall accrue on any Defaulting Lender’s Revolving Loan Commitment unless and until such Lender ceases to be a Defaulting Lender, provided that the unused line fee shall accrue and be payable to any Lender substituted for a Defaulting Lender.

9.13 Borrowing Base Certificate. If the amount of the Revolving Loans plus Letter of Credit Obligations outstanding at any time exceed Thirty Million and 00/100 Dollars ($30,000,000.00) for thirty (30) or more consecutive days as determined from Borrowers’ then current financial statements, the Borrowers will be required to submit, within five days following each month thereafter and upon request for a Loan or a Letter of Credit under the Agreement, a Borrowing Base certificate in the form of Schedule 9.13 hereto.

10.	LETTER OF CREDIT FEES.

On the issuance date for each Letter of Credit, Borrowers shall pay to Agent for the ratable benefit of Lenders a fee of one percent (1%) of the face amount of each Letter of Credit. If the applicable Letter of Credit is confirmed by another institution, the payment shall be two percent (2%) of the face amount of such Letter of Credit. On each anniversary date of the issuance of each Letter of Credit, so long as each Letter of Credit remains outstanding, Borrower shall pay to the Agent on each such anniversary date an additional fee of one percent (1%) of the Maximum Face Amount (two percent (2%) of the Maximum Face Amount if the Letter of Credit is confirmed) of the applicable Letter of Credit. Such fees are in addition to all administrative, issuance, and amendment payments and negotiation charges, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and Borrower shall reimburse Agent for any and all such fees and expenses, if any, incurred by Agent as issuer of the Letter of Credit, or paid by Agent to the issuer of the Letter of Credit. All charges including, but not limited to the Letter of Credit fees designated above shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebates or proration upon the termination of this Agreement for any reason.

11.	EVENTS OF DEFAULT.

The Borrowers, without notice or demand of any kind, except as provided herein, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”):

11.1 Misrepresentation. Any representation or warranty made by or on behalf of any Borrower in connection with this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect when made.

11.2 Nonpayment. A default shall be made in any payment of (i) any principal on any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, or (ii) any interest on any Loan under this Agreement or any fee or any other amount (other than an amount referred to in (i) above) due under this Agreement or the other Loan Documents, when and as the same shall become due and payable within three (3) Business Days after the due date thereof.

11.3 Nonperformance. A default shall be made in: (i) the due observance of any covenant, condition or agreement on the part of the Borrower contained in Sections 8.3, 8.4, 8.5, 8.6, 8.8, 8.10, 8.11, 8.16 or 9.7; or (ii) in the due observance or performance of any other covenant, condition or agreement to be observed or performed by any Borrower pursuant to the terms of this Agreement or the other Loan Documents and such default shall continue unremedied for a period of thirty (30) days after the date earlier of (i) written notice from the Agent of such default or (ii) actual knowledge by any Borrower of such default; provided, however, that if such default is not capable of being cured within such thirty (30) day period, such cure period shall be extended for a period of sixty (60) days so long as the Borrowers have diligently begun to cure such default and diligently pursue such cure at all times during such period.

11.4 Assignment for Creditors. Any Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for a consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for any Borrower or any such Subsidiary or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) become unable generally, or admit in writing its inability, to pay its debts as they become due or.

11.5 Bankruptcy. An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Borrower or any of its Subsidiaries of a substantial part of any of their respective properties or assets under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for any Borrower or any of its Subsidiaries or for a substantial part of their respective properties, or (iii) the winding-up or liquidation of any Borrower or any of its Subsidiaries; and such proceeding or petition shall continue undismissed for sixty (60) days or any order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for sixty (60) days.

11.6 Other Obligations. A breach shall be made with respect to any Indebtedness of any Borrower or any of its Subsidiaries if the effect of any such default shall be to accelerate, or to permit the holder or obligee of any Indebtedness (or any trustee or agent on behalf of such holder or obligee) to accelerate (with or without notice or lapse of time or both), the maturity of Indebtedness in an aggregate amount in excess of $2,500,000 (after giving effect to any period of grace specified in the agreement and/or instrument evidencing or governing such Indebtedness); or any payment of principal or interest, regardless of amount, on any Indebtedness of any Borrower or any of its Subsidiaries in an aggregate principal amount in excess of $2,500,000, shall not be paid when due, whether at maturity, by acceleration or otherwise (after giving effect to any period of grace specified in the instrument evidencing or governing such Indebtedness).

11.7 Intentionally Omitted.

11.8 Judgments. A final judgment for the payment of money in excess of $2,500,000 (other than judgments covered by insurance or indemnification as to which the carrier or indemnitor has adequate claims paying ability and has not effectively reserved its rights) shall be rendered by a court or other tribunal against any Borrower or any of its Subsidiaries and shall remain undischarged for a period of forty-five (45) consecutive days during which execution of such judgment shall not have been stayed effectively or final judgments for the payment of money aggregating in excess of $2,500,000 (other than judgments covered by insurance or indemnification as to which the carrier or indemnitor has adequate claims paying ability and as not effectively reserved its rights) shall be rendered against any Borrower or any of its Subsidiaries and such judgments shall remain undischarged for a period of forty-five (45) consecutive days during which execution of such judgments shall not have been stayed effectively.

11.9 Reserved.

11.10 Change in Control. A Change in Control occurs without the written consent of Lender provided, however, that a Change in Control shall be permitted if written notice of the intended sale, conveyance, assignment or other transfer of or grant of security interest in one or more shares of the capital stock of Lawson that causes the Change in Control is given to Agent and if such sale, conveyance, assignment or transfer is to (i) a member of the Immediate Family of the assigning shareholder, or (ii) a trust, partnership or other entity for the benefit of the assigning shareholder or his Immediate Family, including but not limited to Port Investment LLP, a Delaware Limited Liability Partnership. (In the event of a permitted transfer of capital stock in Lawson hereunder Lender shall be provided written notice thereof at least five (5) Business Days prior to such transfer.)

12.	REMEDIES.

Upon the occurrence and during the continuance of an Event of Default, the Agent and the Lenders shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Requisite Lenders may, at their option upon the occurrence and during the continuance of an Event of Default, declare the commitments to the Borrowers to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under either Section 11.4 or Section 11.5, all commitments of the Lenders to the Borrowers shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or action of any kind required on the part of the Agent or the Lenders. Each Borrower hereby waives any and all presentment, demand, notice of dishonor and protest. In addition to the foregoing, after the occurrence and during continuance of an Event of Default:

12.1 Possession and Assembly of Collateral. The Agent may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which the Agent already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter into any of the Borrower’s premises.

12.2 Sale of Collateral. The Agent may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Agent may deem proper and the Agent may purchase any or all of the Collateral at any such sale. The Agent may apply the net proceeds, after deducting all reasonable and out of pocket costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Notes and/or any of the other Obligations, returning the excess proceeds, if any, to the Borrowers in accordance with Section 12.8. The Borrowers shall remain liable for any amount remaining unpaid after such application, with interest. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by the Agent at least ten (10) calendar days before the date of such disposition.

12.3 Standards Exercising Remedies. To the extent that applicable law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, the Borrowers acknowledge and agree that it is not commercially unreasonable for the Agent (a) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as any Borrower, for expressions. of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including, without limitation, any warranties of title, (k) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral or (l) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. The Borrowers acknowledge that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to the Borrowers or to impose any duties on the Agent that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

12.4 Offset Rights. The Agent may exercise, from time to time, any and all rights and remedies available to it under the law or under any other applicable law in addition to; and not in lieu of, any rights and remedies expressly granted in this Agreement or in any Loan Documents. In addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim the Agent or any Lender may otherwise have, the Agent and each Lender shall be entitled at its option, to offset balances held by it for account of any Borrower at any of its offices in United States Dollars or in any other currency, against any principal of or interest on any of the Agent’s or such Lender’s Loans or any other amount payable to the Agent or such Lender hereunder, which is not paid when due (regardless of whether such balances are then due to Borrowers), in which case the Agent or such Lender shall promptly notify the Borrowers thereof; provided, that the failure to give such notice shall not affect the validity thereof.

12.5 Additional Remedies. The Agent shall have the right and power to:

(a) enforce collection of any of the Collateral, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender; release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(b) take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(c) extend, renew or modify for one or more periods (whether or not longer than the original period) the Notes, any other of the Obligations, any obligation of any nature of any other obligor with respect to the Notes or any of the Obligations;

(d) grant releases, compromises or indulgences with respect to the Notes, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Notes or any of the Obligations;

(e) make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of the Agent as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrowers hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive the Agent’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, any Borrower, any guarantor or other Person liable to the Agent for the Obligations; and

(f) at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or the Agent’s rights hereunder, under the Notes or under any of the other Obligations.

12.6 Attorney-in-Fact. The Borrowers hereby irrevocably make, constitute and appoint the Agent (and any officer of the Agent or any Person designated by the Agent for that purpose) as each Borrower’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in each Borrower’s name, place and stead, with full power of substitution, to, at any time an Event of Default has occurred and is continuing, (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as the Agent may require to perfect and preserve the Agent’s security interest in, and to enforce such interests in the Collateral and (iii) carry out any remedy provided for in this Agreement, including, without limitation, endorsing each Borrower’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, opening all envelopes addressed to any Borrower and applying any payments contained therein to. the Obligations. Each Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable.

12.7 No Marshaling. The Agent shall not required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, each Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Agent’s or any Lender’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Borrower hereby irrevocably waives, to the extent permitted by applicable law, the benefits of all such laws.

12.8 Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (i) Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent, and (ii) as between Agent and Lenders, the proceeds of any sale of, or other realization upon, all or any part of the Collateral of any Obligor shall be applied: first, to all fees, costs and expenses incurred by or owing to Agent, and any Lender to the extent permitted under this Agreement and the other Loan Documents; second, accrued and unpaid interest (including any interest which but for the provisions of Bankruptcy Code, would have accrued on such amounts) on the Obligations; third, to the principal amount of the Obligations of Borrowers; fourth, to any other Obligations of Borrowers (including with respect to Interest Rate Agreements, cash management agreements, bank accounts and related banking services).

12.9 Default Waiver. No Event of Default shall be waived by the Agent except in writing in accordance with Section 15.3. No failure or delay on the part of the Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Agent or any Lender to exercise any remedy available to the Agent or any Lender in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity.

13.	AGENT.

13.1 Appointment of Agent.

(a) Each Lender hereby designates PrivateBank as Agent to act as herein specified. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Except as otherwise provided herein, Agent shall hold all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any of the Loan Documents for the benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees.

(b) The provisions of this Section 13 are solely for the benefit of Agent and Lenders, and neither Borrowers nor any other Obligor shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Obligor.

13.2 Nature of Duties of Agent. Agent shall not have duties, obligations or responsibilities except those expressly set forth in this Agreement and the Loan Documents. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement or the Loan Documents a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent, any obligations in respect of this Agreement or the Loan Documents except as expressly set forth herein.

13.3 Lack of Reliance on Agent.

(a) Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate; has made and shall continue to make (A) its own independent investigation of the financial or other condition and affairs of Agent, each Obligor and any other Lender in connection with the taking or not taking of any action in connection herewith and (B) its own appraisal of the creditworthiness of Agent, each Obligor and any other Lender, and, except as expressly provided in this Agreement, Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

(b) Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or the Loan Documents or any Notes or the financial or other condition of any Obligor. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Loan Documents, or the financial condition of any Obligor, or the existence or possible existence of any Event of Default.

13.4 Certain Rights of Agent. Agent shall have the right to request instructions from Requisite Lenders or all Lenders, as applicable, pursuant to this Agreement, by notice to each Lender. If Agent shall request instructions from Requisite Lenders or all Lenders, as applicable; with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all Lenders, as applicable, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of Requisite Lenders or all Lenders, as applicable.

13.5 Reliance by Agent. Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any of the Loan Documents or any instrument, document or communication furnished pursuant hereto or thereto or in connection herewith or therewith. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, electronic mail or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, or made by the proper person. Agent may consult with legal counsel (including counsel for any Obligor with respect to matters concerning any Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

13.6 Indemnification of Agent. To the extent Agent is not promptly reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent, in proportion to its Pro Rata Share, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnities and cease to do, or not commence, the acts to be indemnified against, even if so directed by Requisite Lenders or an Lenders, as applicable, until such additional indemnification is provided. The obligations of Lenders under this Section 13.6 shall survive the payment in full of the Obligations and the termination of this Agreement.

13.7 Agent in its Individual Capacity. With respect to the Loans made by it pursuant hereto, Agent shall have the same rights and powers hereunder as any other Lender or holder of a note or participation interest and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders,” “Requisite Lenders’; or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisor or other business with Borrowers or any Affiliate of any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement and otherwise without having to account for the same to Lenders, to the extent such activities are not in contravention of the terms of this Agreement.

13.8 Holders of Notes. Agent may deem and treat the payee of any promissory note the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any promissory note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such promissory note or of any promissory note or notes issued in exchange therefor.

13.9 Successor Agent.

(a) Agent may, upon five (5) Business Days’ notice to Lenders and Borrowers, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this subsection 13.9 by giving written notice thereof to Lenders and Borrowers. Upon any such resignation, Requisite Lenders shall have the right, upon five (5) days’ notice, to appoint a successor Agent, which is an Eligible Assignee, subject to the consent of the Borrowers (which will not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by Requisite Lenders and accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then, upon five (5) days’ notice, the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust company or other financial institution which is an Eligible Assignee, subject to the consent of the Borrowers (which consent will not be unreasonably withheld or delayed).

(b) Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

13.10 Collateral Matters.

(a) Each Lender authorizes and directs Agent to enter into the Loan Documents for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to this Agreement and the Loan Documents.

(b) Agent will not, without the verbal consent of all Lenders, which consent shall (a) be confirmed promptly thereafter in writing and (b) not be unreasonably withheld or delayed, execute any release of Agent’s security interest in any Collateral except for releases relating to dispositions of Collateral (x) permitted by this Agreement or any other Loan Document or (y) in connection with the payment in full of all of the Obligations by Borrowers and the termination of all obligations of Agent and Lenders under this Agreement and the Loan Documents; provided, that without the consent of any Lenders, Agent may release its liens on Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral in any fiscal year. Agent shall not be required to execute any such release on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty. In the event of any sale or transfer of any of the Collateral, Agent shall be authorized to deduct all of the out-of-pocket expenses reasonably incurred by Agent from the proceeds of any such sale or transfer.

(c) Lenders hereby agree that the lien granted to Agent in any property sold or disposed of in accordance with the provisions of the Agreement shall be automatically released; provided, however that Agent’s lien shall attach to and continue for the benefit of Agent and Lenders in the proceeds and products of such property arising from any such sale or disposition.

(d) To the extent, pursuant to the provisions of this Section 13.10, Agent’s execution of a release is required to release its lien upon any sale and transfer of Collateral which is consented to in writing by Requisite Lenders or all Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by Borrowers of any sale or transfer permitted under this Agreement or any other Loan Document, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon the Collateral that was sold or transferred.

(e) Agent shall not have any obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrowers or any other Obligor or is cared for, protected or insured or that the liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 13 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of the Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

(f) In the event that any Lender receives any Proceeds of any Collateral by setoff, exercise of any banker’s lien or otherwise, in an amount in excess of such Lender’s Pro Rata Share of such Proceeds, such Lender shall purchase for cash (and other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off or otherwise received with each other Lender in accordance with their respective Pro Rata Shares. No Lender shall exercise any right of set off or banker’s lien without the prior written consent of Agent.

13.11 Actions with Respect to Defaults. In addition to Agent’s right to take actions on its own accord permitted under this Agreement, Agent shall take such action with respect to an existing Event of Default as shall be directed by Requisite Lenders or all Lenders, as applicable, under this Agreement; provided, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of Lenders. No Lender shall have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize upon any Collateral, unless instructed to do so by Agent.

13.12 Delivery of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from Borrowers or any other Obligor, Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any Other Agreement except (i) as specifically provided in this Agreement or any Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

13.13 Reserves. Nothing contained herein shall limit the discretion of Agent to make or not make Loans, or to exercise any other discretion granted to Agent in this Agreement.

13.14 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or any event which, with passage of time or giving of notice, could become an Event of Default, except with respect to Events of Default arising as a result of Borrowers’ failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, unless Agent shall have received written notice from a Lender or Borrowers describing such Event of Default or event which, with the passage of time or giving of notice, could become an Event of Default, and which identifies such event as a “notice of default”. Upon receipt of any such notice or Agent becoming aware of Borrowers’ failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, Agent will notify each Lender of such receipt or event.

14.	NONLIABILITY OF LENDERS; SETTLEMENT OF PAYMENTS.

14.1 Nonliability of Agent and Lenders. The relationship between Borrowers, Agent and Lenders shall be solely that of borrower and lender. Neither Agent nor any Lender shall have any fiduciary responsibilities to Borrowers. Neither Agent nor any Lender undertakes any responsibility to Borrowers to review or inform Borrowers of any matter in connection with any phase of Borrowers’ business or operations.

14.2 Settlements, Distributions and Apportionment of Payments. On a daily basis (or more frequently if requested by Agent (each a “Settlement Date”); Agent shall provide each Lender with a statement of the outstanding balance of the Obligations as of the end of the Business Day immediately preceding the Settlement Date (the “Pre-Settlement Date”) and the current balance of the Loans funded by each Lender (whether made directly by such Lender to Borrowers or constituting a settlement by such Lender of a previous Disproportionate Advance made by Agent on behalf of such Lender to Borrowers). If such statement discloses that such Lender’s current balance of the Loans as of the Pre-Settlement Determination Date such Lender’s Pro Rata Share of the Obligations outstanding as of the Pre-Settlement Determination Date, then Agent shall, on the Settlement Date, transfer, by wire transfer, the net amount due to such Lender in accordance with such Lender’s instructions, and if such statement discloses that such Lender’s current balance of the Loans as of the Pre-Settlement Determination Date is less than such Lender’s Pro Rata Share of the Obligations outstanding as of the Pre-Settlement Determination Date, then such Lender shall, on the Settlement Date, transfer, by wire transfer the net amount due to Agent in accordance with Agent’s instructions. In addition, payments actually received by Agent with respect to the following items shall be distributed by Agent to Lenders as follows:

(a) Within one (1) Business Day of receipt thereof by Agent, payments to be applied to interest on the Loans shall be paid to each Lender in proportion to its Pro Rata Share, subject to any adjustments for any Disproportionate Advances as provided in Section 2.1(e), so that Agent shall receive interest on the Disproportionate Advances and each Lender shall only receive interest on the amount of funds actually advanced by such Lender;

(b) Within one (1) Business Day of receipt thereof by Agent, payments to be applied to any fees required to be paid to each Lender pursuant to the terms hereof shall be paid to each Lender in proportion to its Pro Rata Share.

Notwithstanding the foregoing, Agent shall not be obligated to transfer to any Defaulting Lender any payment made by Borrowers to Agent, nor shall such Defaulting Lender be entitled to share any interest, fees or other payment hereunder, until payment is made by such Defaulting Lender to Agent as required in this Agreement. Any amount payable to a Defaulting Lender hereunder shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be reasonably determined by the Agent (or at the direction of the Representative) in the following order of priority: (a) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; (b) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent and the Representative; (c) third, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement; and (d) fourth, to the payment of any amounts owing to any Obligor as a result of any judgment of a court of competent jurisdiction obtained by such Obligor against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement.

In the event that the Agent and the Representative each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Loans on a pro-rata basis with the other Lenders.

14.3 Replacement of Lender. Each Lender agrees that (i) any time during the time in which it is a Defaulting Lender, (ii) if the Borrower is required pursuant to Sections 2.2(b), 2.2(c), 2.2(d), 5.9, 5.10 or 5.11 to make any additional payment to any Lender, (iii) if any Lender’s obligation to make or continue, or to convert LIBOR Loans shall be suspended, or (iv) if a Lender does not approve a waiver or amendment with respect to this Agreement, in each case, the Agent shall have the right, and the Agent shall, if requested by Representative, upon notice to such Lender and Representative, elect to require such Lender to assign and delegate all of its interests, rights and obligations under this Agreement to an Eligible Assignee, approved by Agent, and Borrower, such approval not to be unreasonably withheld or delayed, that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment).

15.	MISCELLANEOUS.

15.1 Obligations Absolute. None of the following shall affect the Obligations of the Borrowers to the Agent and Lenders under this Agreement or the Agent’s or Lender’s rights with respect to the Collateral:

(a) acceptance or retention by the Agent or any Lender of other property or any interest in property as security for the Obligations;

(b) release by the Agent or any Lender of any Borrower, any guarantor or all or any part of the Collateral or of any party liable with respect to the Obligations;

(c) release, extension, renewal, modification or substitution by the Agent or any Lender of the Notes, or any note evidencing any of the Obligations or compromise the liability of any guarantor of the Obligations; or

(d) failure of the Agent or any Lender to resort to any other security or to pursue any Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

15.2 Entire Agreement. This Agreement (i) is valid, binding and enforceable against each Borrower, the Agent and each Lender in accordance with its provisions and no conditions exist as to its legal effectiveness, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), (ii) constitutes the entire agreement among the parties and (iii) is the final expression of the intentions of the Borrowers, the Agent and the Lenders. No promises either expressed or implied, exist between any Borrower and the Agent or any Lender, unless contained herein. This Agreement supersedes all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof.

15.3 Amendments; Waivers. No amendment or waiver of any provision of this Agreement or any of the Loan Documents, nor consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders, or if Lenders shall not be parties thereto, by the parties thereto and consented to by Requisite Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following: (i) increase the Revolving Loan Commitments of Lenders or subject Lenders to any additional obligations to extend credit to Borrower, (ii) reduce the principal of the Loans (other than as expressly permitted herein), (iii) postpone the Maturity Date, (iv) change the definition of Pro Rata Share for any Lender, or any minimum requirement necessary for Lenders or Requisite Lenders to take any action hereunder, (v) amend or waive this Section 15.3 or change the definition of Requisite Lenders, (vi) increase the maximum loan amounts as set forth in Section 2.1 hereof or (vii) except in connection with the financing, refinancing, sale or other disposition of any asset of Borrowers permitted under this Agreement or any other Loan Document (or to the extent Requisite Lender approval only is required with any such release pursuant to Section 13.10 hereof), release or subordinate any liens in favor of Agent, for the benefit of Agent and Lenders, on any of the Collateral and provided further, that no amendment, waiver or consent affecting the rights or duties of Agent under this Agreement or any Loan Documents shall in any event be effective, unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, (a) for purposes of voting or consenting to matters with respect to this Agreement and the Loan Documents, a Defaulting Lender shall not be considered a Lender and such Defaulting Lender’s Revolving Loan Commitment shall each be deemed to be $0 until such Defaulting Lender makes the payments required in this Agreement and (b) the consent of Borrowers shall not be required for any amendment, modification or waiver of the provisions of this Section 15.3 among the Lenders.

In the event that any consent, waiver or amendment requiring the agreement of all Lenders as set forth above is agreed to by the Requisite Lenders, but not all Lenders, Agent may, in its sole discretion, cause any non-consenting Lender to assign its rights and obligations under this Agreement and the Loan Documents to one or more new Lenders or existing Lenders in the manner and according to the terms set forth in Section 15.6 of this Agreement; provided, that (i) no Lender may be required to assign its rights and obligations to a new Lender because such Lender is unwilling to increase its own loan commitments, (ii) such new Lender must be willing to consent to the proposed amendment, waiver or consent and (iii) in connection with such assignment the new Lender pays the assigning Lender an amount equal to the Obligations owing to such assigning Lender, including all principal, accrued and unpaid interest and accrued and unpaid fees to the date of assignment. Such assignment shall occur within thirty (30) days of notice by Agent to such non-consenting Lender of Agent’s intent to cause such non-consenting Lender to assign its interests hereunder.

15.4 WAIVER OF JURY TRIAL. THE AGENT, THE LENDERS AND EACH BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE AGENT AND ANY BORROWER ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND LENDERS GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWERS.

15.5 LITIGATION. TO INDUCE THE AGENT AND LENDERS TO MAKE THE LOANS, EACH BORROWER IRREVOCABLY AGREES THAT ALL ACTIONS ARISING, DIRECTLY OR INDIRECTLY, AS A RESULT OR CONSEQUENCE OF THIS AGREEMENT, THE NOTES, ANY OTHER AGREEMENT WITH THE AGENT AND/OR LENDERS OR THE COLLATERAL, SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING THEIR SITUS IN THE CITY OF CHICAGO, ILLINOIS. EACH BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID CITY, AND WAlVES ANY OBJECTION BASED ON FORUM NON CONVENIENS. EACH BORROWER HEREBY WAlVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH BORROWER AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

15.6 Assignability.

(a) Borrowers shall not have the right to assign this Agreement or any interest therein except with the prior written consent of Agent and all Lenders.

(b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to Borrower.

(c) Each Lender may, with the consent of Agent and Borrowers, which consent shall not be unreasonably withheld, but without the consent of any other Lender, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the Loan Documents; provided, that (i) for each such assignment, the parties thereto shall execute and deliver to Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance Agreement in the form attached hereto as Exhibit C (the “Assignment and Acceptance”), and a processing and recordation fee of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) to be paid by the assignee, and (ii) no such assignment shall be for less than Five Million and No/100 Dollars ($5,000,000.00). Upon such execution and delivery of the Assignment and Acceptance to Agent, from and after the date specified as the effective date in the Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 15.17 of this Agreement which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(d) By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement and the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the Loan Documents, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or any other Obligor or the performance or observance by Borrowers or any other Obligor of its obligations under this Agreement and the Loan Documents, (iii) such assignee confirms that it has received a copy of this Agreement and the Loan Documents, together with copies of the financial statements referred to in Section 9.7 of this Agreement and such other documents and information as it has denied appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) Agent shall maintain at its address referred to in Section 15.16 of the Agreement a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and the Revolving Loan Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrower, Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrowers. Within five (5) Business Days after its receipt of such notice, Borrowers shall execute and deliver to Agent in exchange for the surrendered promissory note or notes, a new promissory note or notes to the order of the assignee in amounts equal to such assignee’s commitments and outstanding Loans hereunder and, if the assigning Lender has retained a portion of the Loans, a new promissory note or notes to the order of the assigning Lender in an amount equal to the remaining commitments and outstanding loans hereunder of such assigning Lender under the terms of this Agreement. Such new promissory note or notes shall re-evidence the indebtedness outstanding under the old promissory note or notes and shall be in the aggregate principal amount of such surrendered promissory note or notes, shall be dated of even date herewith and shall otherwise be in substantially the form of the promissory note or notes subject to such assignment.

(g) Each Lender may sell participations (without the consent of Agent, Borrowers or any other Lender) to one or more parties, in or to all (or a portion) of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Loan Commitment or the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrowers, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement.

(h) Each Lender agrees that, without the prior written consent of Borrowers and Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or other Obligations under the securities laws of the United States of America or of any jurisdiction.

(i) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding Borrowers, subject to Section 15.7.

15.7 Confidentiality. Borrowers, Agent and each Lender hereby agree to use commercially reasonable efforts to assure that any and all information (including, without limitation, credit information) relating to Borrowers which is (i) furnished by or on behalf of Borrowers to Agent or any Lender (or to any affiliate of Agent or any Lender); and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by Agent and such Lender or such affiliate; provided, however, that such information and other credit information relating to Borrowers (A) may be distributed by such party to such party’s directors, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators (it being understood that the Persons to whom such disclosures is made will be informed of the confidential nature of such information and instructed to keep such information confidential), or (B) Agent or Lenders may make such disclosure as it determines in good faith and upon the advice of counsel is required by law, regulation or court order, but only to the extent so required. If Agent or any Lender is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information of any Borrower as described in the immediately preceding sentence, Agent or the Lender, as applicable, will as soon as practicable provide the Representative with written notice of such request or requirement, so that the Company may seek, at the Company’s expense, an appropriate protective order or waive Agent’s and Lenders’ compliance with the provisions of this Agreement. In addition such information and other credit information may be distributed by Agent or any Lender to potential participants or assignees of any portion of the Obligations, provided, that such potential participant or assignee agrees to follow the confidentiality requirements set forth herein. Borrowers, Agent and each Lender further agree that this provision shall survive the termination of this Agreement. Notwithstanding the foregoing, Borrowers hereby consent to Agent publishing a tombstone or similar advertising material relating to the financing transaction by this Agreement.

15.8 Binding Effect. This Agreement shall become effective upon execution by the Borrowers and the Agent. If this Agreement is not dated when executed by the Borrowers, the Agent is hereby authorized, without notice to any Borrower, to date this Agreement as of the date when it was executed by the Borrowers.

15.9 Governing Law. This Agreement, the Loan Documents and the Notes shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois, and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State.

15.10 Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

15.11 Survival of Borrower Representations. All covenants, agreements, representations and warranties made by the Borrowers herein shall, notwithstanding any investigation by the Agent, be deemed relied upon by the Agent and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Notes, and shall be deemed to be continuing representations and warranties until such time as the Borrowers have fulfilled all of their Obligations to the Agent, and the Agent has been paid in full. The Agent, in extending financial accommodations to the Borrowers, is expressly acting and relying on the aforesaid representations and warranties.

15.12 Extensions of Commitments and Notes. This Agreement shall secure and govern the terms of any extensions or renewals of each Lender’s Revolving Loan Commitment hereunder and the Notes pursuant to the execution of any modification, extension or renewal note executed by any Borrower and accepted by each of the Agent and each applicable Lender in its sole and absolute discretion in substitution for the Notes.

15.13 Time of Essence. Time is of the essence in making payments of all amounts due the Agent and each Lender under this Agreement and in the performance and observance by the Borrowers of each covenant, agreement, provision and term of this Agreement.

15.14 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed to be an original and which taken together shall constitute one and the same instrument.

15.15 Facsimile Signatures. The Agent and each Lender are hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to the Agent and/or each Lender by facsimile, telegraphic or other electronic transmission (each, a “Communication”) which the Agent or such Lender in good faith believes has been signed by Borrowers and has been delivered to the Agent and/or such Lender by a properly authorized representative of the Borrowers, whether or not that is in fact the case. Notwithstanding the foregoing, the Agent and each Lender shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Agent and/or such Lender in lieu of, or in addition to, any such Communication.

15.16 Notices. All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Agent shall be sent to the address set forth below, in the case of any Lender shall be sent care of the Agent to the Agent’s address set forth below and in the case of Borrowers shall be sent to it at the address set forth below or as otherwise directed by Borrowers in writing. All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

If to the Borrowers:	Lawson Products, Inc. 1666 East Touhy Avenue Des Plaines, Illinois 60018 Attention: Terry Blanchard Telephone: 847-827-9666 Facsimile: 847-795-9030
With a copy to:
Jenner & Block LLP 330 North Wabash Avenue Chicago, Illinois 60611 Attention: Elizabeth A. Davidson Telephone: 312-840-8693 Facsimile: 312-840-8793
If to the Agent:	The PrivateBank and Trust Company 120 South LaSalle Street Chicago, Illinois 60603-3400 Attention: Thomas G. Estey Telephone: 312-564-1248 Facsimile: 312-564-6886
With a copy to:
Arnstein & Lehr LLP 120 S. Riverside Plaza, Suite 1200 Chicago, IL 60606 Attention: Howard M. Berrington Telephone: 312-876-7880 Facsimile: 312-976-0288

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

15.17 Costs, Fees and Expenses Related to Agreement Other Agreements. In accordance with this Agreement on or prior to the date hereof and thereafter upon seven (7) days prior notice from Agent accompanied by invoices or other evidence of expenses to be paid. Borrowers shall pay or reimburse Agent for all reasonable and out-of-pocket costs, fees and expenses incurred by Agent, on behalf of itself and the Lenders, or for which Agent becomes obligated, in connection with the negotiation, preparation, consummation and enforcement of this Agreement and the other Loan Documents, including, but not limited to, reasonable and out-of-pocket fees of outside counsel plus reasonable and out-of-pocket costs and expenses of such outside counsel or Agent; search fees; and all taxes payable in connection with this Agreement or the other Loan Documents. That portion of Borrowers’ Obligations consisting of costs, expenses or advances to be reimbursed by Borrowers to Agent pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by Borrowers to Agent upon seven (7) days prior notice from Agent accompanied by invoices or other evidence of expenses to be paid. If at any time or times hereafter Agent: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent Agent in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by Agent, any Borrower, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or the transactions contemplated hereunder or thereunder, or(iii) to enforce any rights of Agent, on behalf of itself and the Lenders, against any Borrower or any other person that may be obligated to Agent or any Lender by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to or enforces any of Agent’s, on behalf of itself and the Lenders, rights or remedies under the Agreement or the other Loan Documents, the reasonable and out-of-pocket costs and expenses incurred by Agent in any manner or way with respect to the foregoing, shall be part of Borrowers’ Obligations, payable by Borrowers to Agent seven (7) days after Borrowers’ receipt of a request for payment accompanied by invoices for the amount to be paid.

15.18 Indemnification. The Borrowers, jointly and severally, agree to defend (with counsel satisfactory to the Agent), protect, indemnify and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, attorneys’ fees and time charges of attorneys who may be employees of the Agent, any parent entity or affiliated entity of the Agent), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Agent’s rights and remedies under this Agreement, the Loan Documents, the Note, any other instruments and documents delivered hereunder, or under any other agreement between any Borrower and the Agent; provided, however, that the Borrowers shall not have any obligations hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrowers shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party within seven (7) days after Borrowers receipt of a demand for such payment accompanied by invoices or other evidence of the amount covered by this indemnity, and, failing prompt payment, shall, together with interest thereon at the Default Rate from the due date until paid by the Borrowers, be added to the Obligations of the Borrowers and be secured by the Collateral. The provisions of this Section 15.18 shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

15.19 Reimbursement Among Borrowers. To the extent that any Borrower shall be required to pay a portion of Borrowers’ Obligations which shall exceed the amount of loans, advances or other extensions of credit received by any such Borrower and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Borrower shall be reimbursed by the other Borrower for the amount of such excess pro rata, based on their respective net worth as of the date hereof. This Section is intended only to define the relative rights of the Borrowers• among the Borrowers and nothing set forth in this Section is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay Borrowers’ Obligations to Agent as and when the same shall become due and payable in accordance with the terms hereof.

15.20 Guaranty. The effect of the joint and several obligations of Borrowers hereunder is that each Borrower hereby unconditionally and absolutely guarantees to the Agent, for the benefit of the Lenders, irrespective of the validity, regularity or enforceability of this Agreement or any other Loan Documents, the full and prompt payment in full to Agent, for the benefit of the Lenders, at maturity of all Borrowers’ Obligations. The guaranty set forth in this Section shall in all respects be continuing, absolute and unconditional, and shall remain in full force and effect until the Borrowers’ Obligations have been fully repaid. The guaranty set forth in this Section is an absolute and unconditional guaranty of payment and not of collectability. THE GUARANTY OBLIGATION SET FORTH THIS SECTION SHALL IN ALL RESPECTS BE IN FURTHERANCE; AND SHALL IN NO EVENT BE DEEMED LIMITATION, OF THE OBLIGATIONS OF EACH BORROWER UNDER THIS AGREEMENT.

15.21 Joint and Several Liability. Except as specifically set forth herein, the liability of each Borrower under this Agreement and the other Loan Documents in general shall be joint and several, and each reference herein to the Borrowers shall be deemed to refer to each such Borrower. In furtherance and not in limitation of Agent’s and each Lender’s rights and remedies hereunder or at law, Agent may proceed under this Agreement and the other Loan Documents against anyone or more of the Borrowers in its absolute and sole discretion for any of Borrowers’ Obligations or any other liability or obligation of any Borrower arising hereunder.

15.22 Lending Relationship. Each Borrower acknowledges and agrees that the relationship hereby created with the Agent and each Lender is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists and that the Borrowers have not relied and are not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans.

15.23 Patriot Act, Bank Secrecy Act and Office of Foreign Assets. Control as required by federal law and Agent’s and each Lender’s policies and practices, Agent and the Lenders may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and each Borrower agrees to provide such information. In addition, and without limiting the foregoing sentence, each Borrower shall (a) ensure, and cause each Subsidiary, if applicable, to ensure, that no Person who owns a controlling interest in or otherwise controls any Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary, if applicable, to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

[SIGNATURE PAGES FOLLOW]
(Signature Page to Credit Agreement)

IN WITNESS WHEREOF, the Borrowers and the Agent and each Lender have executed this Credit Agreement as of the date first above written.

BORROWERS:
LAWSON PRODUCTS, INC., a Delaware corporation By: /s/ Thomas Neri	LAWSON PRODUCTS, INC., a Nevada corporation By: /s/ Thomas Neri

Name: Thomas Neri Its: Chief Executive Officer and President	Name: Thomas Neri Its: President
LAWSON PRODUCTS, INC., a Texas corporation By: /s/ Thomas Neri	LAWSON PRODUCTS, L.L.C., a New Jersey limited liability company By: /s/ Thomas Neri

Name: Thomas Neri Its: President	Name: Thomas Neri Its: President
LAWSON PRODUCTS, INC., a Georgia corporation By: /s/ Thomas Neri	CRONATRON WELDING SYSTEMS LLC, a North Carolina limited liability company By: /s/ Thomas Neri

Name: Thomas Neri Its: President	Name: Thomas Neri Its: President
DRUMMOND AMERICAN LLC, an Illinois limited liability company By: /s/ Thomas Neri Name: Thomas Neri Its: President	AUTOMATIC SCREW MACHINE PRODUCTS COMPANY, INC., an Alabama corporation By: /s/ Thomas Neri — Name: Thomas Neri Its: Chief Executive Officer
RUTLAND TOOL & SUPPLY CO., a Nevada corporation By: /s/ Thomas Neri	ASSEMBLY COMPONENT SYSTEMS, INC., an Illinois corporation By: /s/ Thomas Neri

Name: Thomas Neri Its: Chief Executive Officer	Name: Thomas Neri Its: Chief Executive Officer
(Signature Page to Credit Agreement)
LP SERVICE CO., an Illinois corporation By: /s/ Thomas Neri	LPI HOLDINGS, INC., an Illinois corporation By: /s/ Thomas Neri

Name: Thomas Neri Its: President	Name: Thomas Neri Its: President
C.B. LYNN COMPANY, an Illinois corporation By: /s/ Thomas Neri

Name: Thomas Neri Its: President

(Signature Page to Credit Agreement)
AGENT:
THE PRIVATEBANK AND TRUST COMPANY
By: ____________________________
Name: __________________________
Its: _____________________________
LENDER:
THE PRIVATEBANK AND TRUST COMPANY
By: ____________________________
Name: __________________________
Its: _____________________________

ANNEX A

LENDERS AND PRO RATA SHARES

Lender	Revolving Commitment	Pro Rata Shares
The PrivateBank and Trust Company	$55,000,000	100%

TOTALS:	$55,000,000	100%

ANNEX B – PRICING SCHEDULE

	Total	LIBOR	Prime Option Margin	Unused Line Fee
	Debt To	Margin
	Consolidated EBITDA
Level I	<2.00x	2.25%	Prime – 25bps	.30%

Level II	=2.00x but <2.50x	2.50%	Prime – 25bps	.40%

Level III	=2.50x but <3.00x	2.75%	Prime – 25bps	.50%

Level IV	=3.00x	3.00%	Prime	.50%

Pricing shall be set at Level IV on the Closing Date and shall remain at Level IV until five (5) Business Days after the Agent’s receipt of the consolidated quarterly financial statements for Lawson and its Subsidiaries commencing for the fiscal quarter ending on or about December 31, 2009. After receipt of such financial statement and thereafter based on each subsequent quarterly financial statement, pricing shall be set as shown on the Pricing Schedules based on the rates of Debt to Consolidated EBITDA as provided in the definition of “Applicable Margin” in Section 1.1 hereof.

EXHIBIT A TO CREDIT AGREEMENT
FORM OF REVOLVING NOTE

[$     ] Chicago, Illinois

___________, 2009

FOR VALUE RECEIVED, LAWSON PRODUCTS, INC., a Delaware corporation; LAWSON PRODUCTS, INC., a Nevada corporation; LAWSON PRODUCTS, INC., a Texas corporation; LAWSON PRODUCTS, L.L.C., a New Jersey limited liability company; LAWSON PRODUCTS, INC., a Georgia corporation; CRONATRON WELDING SYSTEMS LLC, a North Carolina limited liability company; DRUMMOND AMERICAN LLC, an Illinois limited liability company; AUTOMATIC SCREW MACHINE PRODUCTS COMPANY, INC., an Alabama corporation; LP SERVICE CO., an Illinois corporation; ASSEMBLY COMPONENT SYSTEMS, INC., an Illinois corporation; RUTLAND TOOL & SUPPLY CO., a Nevada corporation; LPI HOLDINGS, INC., an Illinois corporation; C.B. LYNN COMPANY, an Illinois corporation (collectively, the “Borrower”), promise to pay to the order of [INSERT LENDER] (herein, together with its successors and assigns, called the “Lender”), the maximum principal sum of [ MILLION AND 00/100 DOLLARS ($ )] or, if less, the aggregate unpaid principal amount of all Revolving Loans made by Lender to the undersigned pursuant to that certain Credit Agreement dated August 21, 2009 among the Borrower, The PrivateBank and Trust Company, as agent (in such capacity, the “Agent”) for the lenders (“Lenders”) party thereto, and the Lenders (herein, as the same be further amended, modified or supplemented from time to time, called the “Credit Agreement”) as shown either on the schedule attached hereto (and any continuation thereof) or in Agent’s records.

The Borrower further promises to pay to the order of Lender interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at such rates and at such times as shall be determined in accordance with the provisions of the Credit Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made in the lawful money of the United States of America in immediately available funds for the benefit of Lender at Agent’s principal office at 120 South LaSalle Street, Chicago, IL 60603, or at such other place as may be designated by Lender to the Borrowers and Agent in writing.

This Note is the Revolving Note referred to in, evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement. The Credit Agreement, to which reference is hereby made, sets forth said terms and provisions, including those under which this Note may or must be paid prior to its due date or may have its due date accelerated. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement. This Note is secured by the personal property described in and pursuant to the various Loan Documents referred to in the Credit Agreement, and reference is made thereto for a statement of terms and provisions of such collateral security, a description of Collateral and the rights of Agent and Lenders in respect thereof

In addition to, and not in limitation of, the foregoing and the provisions of the Credit Agreement hereinabove referred to, the Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all reasonable, out-of-pocket expenses, including attorney’s reasonable and out-of-pocket fees and expenses, incurred by the holder of this Note in seeking to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

This Note is binding upon the undersigned and its successors and assigns, and shall inure to the benefit of Lender and its successors and assigns. This Note is made under and governed by the laws of the State of Illinois without regard to conflict of laws principles.

(Signature Pages Follow)
(Signature Page to Revolving Note)

IN WITNESS WHEREOF, the Borrower has executed this Note as of the day and year first above written.

BORROWER:
LAWSON PRODUCTS, INC., a Delaware corporation By: Name: Thomas Neri Its: Chief Executive Officer and President	LAWSON PRODUCTS, INC., a Nevada corporation By: Name: Thomas Neri Its: President
LAWSON PRODUCTS, INC., a Texas corporation By: Name: Thomas Neri Its: President	LAWSON PRODUCTS, L.L.C., a New Jersey limited liability company By: Name: Thomas Neri Its: President
LAWSON PRODUCTS, INC., a Georgia corporation By: Name: Thomas Neri Its: President	CRONATRON WELDING SYSTEMS LLC, a North Carolina limited liability company By: Name: Thomas Neri Its: President
DRUMMOND AMERICAN LLC, an Illinois limited liability company By: Name: Thomas Neri Its: President	AUTOMATIC SCREW MACHINE PRODUCTS COMPANY, INC., an Alabama corporation By: Name: Thomas Neri Its: Chief Executive Officer
RUTLAND TOOL & SUPPLY CO., a Nevada corporation By: Name: Thomas Neri Its: Chief Executive Officer	ASSEMBLY COMPONENT SYSTEMS, INC., an Illinois corporation By: Name: Thomas Neri Its: Chief Executive Officer
(Signature Page to Revolving Note)
LP SERVICE CO., an Illinois corporation By: Name: Thomas Neri Its: President	LPI HOLDINGS, INC., an Illinois corporation By: Name: Thomas Neri Its: President
C.B. LYNN COMPANY, an Illinois corporation By: Name: Thomas Neri Its: President

EXHIBIT B TO CREDIT AGREEMENT
BORROWING NOTICE

TO:	The PrivateBank and Trust Company (“Agent”) 70 West Madison Street, Suite 200 Chicago, Illinois 60602

As Agent under the Credit Agreement dated as of August 21, 2009 (the “Agreement”), by and among LAWSON PRODUCTS, INC., a Delaware corporation (“Lawson”), and its Subsidiaries party thereto, jointly and severally (collectively, the “Borrowers”), the Lenders and the Agent

Pursuant to Section 5.1 of the Agreement, this notice represents the undersigned’s request to borrow Revolving Loans on , 200       (the “Funding Date”) from the Lenders a [Prime Loan/LIBOR Loan] in an aggregate amount of $     . [The Interest Period for such LIBOR Loan shall be [one, two, three or six months]. (i) There does not exist an Event of Default or any event or condition which with notice, lapse of time and/or the making of such Loan would constitute an Event of Default; (ii) the representations, and warranties of each Borrower contained in the Agreement shall be true and correct in all material respects as of the date of such Loan with the same effect as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date; (iii) no Material Adverse Change has occurred; and (iv) the individual signing below is a Responsible Officer or a Person designated by a Responsible Officer.

Unless otherwise defined herein, terms defined in the Agreement shall have the same meanings in this request.

(Signature Pages Follow)

(Signature Page to Borrowing Notice)

BORROWERS:
LAWSON PRODUCTS, INC., a Delaware corporation By: Name: Thomas Neri Its: Chief Executive Officer and President

EXHIBIT C TO CREDIT AGREEMENT
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment Agreement”) between (the “Assignor”) and (the “Assignee”) is dated as of       200      . The parties hereto agree as follows:

1. Preliminary Statement. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time, is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. Assignment and Assumption. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1 and the Loan Documents. The aggregate Revolving Loan Commitment (referred to as the “Commitment”) (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3. Effective Date. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period agreed to by Agent) after a Notice of Assignment substantially in the form of Appendix I (attached hereto) has been delivered to Agent. Such Notice of Assignment must include the consents, if any, required to be delivered to Agent and Borrowers by Section 19 of the Credit Agreement. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and hereof are not made on the proposed Effective Date. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

4. Payments Obligations. On and after the Effective Date, the Assignee shall be entitled to receive from Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. In consideration for the sale and assignment of Loans hereunder, (i) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Prime Rate Loans assigned to the Assignee hereunder and (ii) with respect to each LIBOR Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such LIBOR Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as the “Payment Date”), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such LIBOR Loan assigned to the Assignee which is outstanding on the Payment Date. If the Assignor and the Assignee agree that the Payment Date for such LIBOR Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Interest Period applicable to such LIBOR Loan (the “Agreed Interest Rate”) and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor. In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the applicable Borrower with respect to any LIBOR Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such LIBOR Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement. In the event a prepayment of any LlBOR Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such LIBOR Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such LIBOR Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate. The Assignee will also promptly remit to the Assignor (i) any principal payments received :from Agent with respect to LIBOR Loans, prior to the Payment Date and (ii) any amounts of interest on Loans and fees received :from the Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Prime Rate Loans or fees, or the Payment Date, in the case of LIBOR Loans, and not previously paid by the Assignee to the Assignor.1 In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5. Fees Payable by the Assignee. The Assignee shall pay to the Assignor a fee on each day on which a payment of interest or commitment fees is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or commitment fees for the period prior to the Effective Date or, in the case of LIBOR Loans, the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to Section 4 hereof). The amount of such fee shall be the difference between (i) the interest or fee, as applicable, paid with respect to the amounts assigned to the Assignee. Each Assignor may insert its standard payment provisions in lieu of the payment terms included in this Exhibit hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned to the Assignee hereunder if each interest rate was        of 1% less than the interest rate paid by any Borrower or if the commitment fee was of        1% less than the commitment fee paid by any Borrower, as applicable. In addition, the [Assignee] [Assignor] agrees to pay a $3,500 processing fee required to be paid to Agent in connection with this Assignment Agreement.2

6. Representations of the Assignor. Limitations on the Assignor’s Liability. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor, Agent, nor any other Lender, nor any its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document including without limitation, documents granting the Assignor, Agent and the other Lenders a security interest in assets of any Borrower, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of any Borrower, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of any Borrower, (vi) the validity, enforceability, perfection, priority; condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

7. Representations of the Assignee. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan• Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes].3

8. Indemnity. The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement.

9. Subsequent Assignments. After the Effective Date, the Assignee shall have the right pursuant to Section 15.6 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms and conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that any consent required under the terms of the Loan Documents has been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Section 4, and hereof.

10. Reductions of Aggregate Commitment. If any reduction the aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced aggregate Commitment.

11. Entire. This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

12. Governing Law. This Assignment Agreement shall be governed by and interpreted and enforced in accordance with the internal laws (without regard to conflicts of law provisions) of the State of Illinois.

13. Notices. Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

SCHEDULE 1 TO ASSIGNMENT AGREEMENT

1. Description and Date of Credit Agreement:

Credit Agreement dated as of August 21, 2009 among Lawson Products, Inc., a Delaware corporation (“Lawson”), (the “Borrowers”), certain other Obligors party thereto, The PrivateBank. And Trust Company, as agent for itself and the other Lenders (“Agent”), and each lender from time to time a party thereto (“Lenders”).

2. Date of Assignment Agreement: 200

3. Amounts to be Assigned (As of Date of Item 2 above):

Revolving Loan Commitment

Total of Commitments (Loans) Under the Credit Agreement	$

Assignees Percentage of Each Facility Purchased under the Assignment Agreement	%

Amount of Assigned Share of Each Facility Under the Assignment Agreement	$

4. Assignee’s Aggregate (Loan Amount) (Commitment Amount) Purchased Hereunder:

5. Proposed Effective Date:

Accepted and Agreed:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]
By: Name: Title:	By: Name: Title:

[1]	Each Assignor may insert its standard payment provisions in lieu of the payment terms included in this Exhibit.

[2]	Assignor and Assignee to insert applicable payment terms.

[3]	To be inserted if the Assignee is not incorporated under the laws of the United States, or a state thereof.

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT Attach Assignor’s

Administrative Information Sheet, which must include notice address for the Assignor and the
Assignee.

All notices to Assignee in connection with the Credit Agreement shall be sent to:

Wire Transfer instructions for the Assignee are as follows:

ABA #:

Acct.No.

Credit to:

APPENDIX I TO ASSIGNMENT AGREEMENT
NOTICE OF ASSIGNMENT

      ,

To:

Agent:	Borrower:

From:	[NAME OF ASSIGNOR] (the “Assignor”) [NAME OF ASSIGNEE] (the Assignee”)

1. We refer to that Credit Agreement (the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2. This Notice of Assignment (this “Notice”) is given and delivered to Borrowers and Agent pursuant to Section 15.6 of the Credit Agreement.

3. The Assignor and the Assignee have entered into an Assignment Agreement, dated as of      , 200       (the “Assignment”), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstanding, rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two (2) Business Days (or such shorter period as agreed to by Agent) after this Notice of Assignment and any consents and fees required by Section 15.6 of the Credit Agreement have been delivered to Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

4. The Assignor and the Assignee hereby give to Borrowers and Agent notice of the assignment and delegation referred to herein. The Assignor will confer with Agent before the date specified in Item 5 of Schedule I to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of Agent, the Assignor will give Agent written confirmation of the satisfaction of the conditions precedent.

5. The Assignor or the Assignee shall pay to Agent on or before the Effective Date the processing fee of$3,500 required by Section 15.6 of the Credit Agreement.

6. If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that Agent prepare and cause the applicable Borrowers to execute and deliver new Notes or; as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to Agent the original Note received by it from such Borrowers upon its receipt of a new Note in the appropriate amount.

7. The Assignee advises Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

8. The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Credit Agreement and the Other Agreements (collectively, the “Loan Documents”) will not be ''plan assets” under ERISA.

9. The Assignee authorizes Agent to act as its agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that Agent has no duty to supply information with respect to any Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

[NAME OF ASSIGNOR] By: Name: Title:	[NAME OF ASSIGNEE] By: Name: Title:

ACKNOWLEDGE AND CONSENTED TO:

THE PRIVATEBANK AND TRUST COMPANY, as Agent

By:
Name:
Title:

BORROWERS:
LAWSON PRODUCTS, INC., a Delaware corporation By: Its:	LAWSON PRODUCTS, INC., a Nevada corporation By: Its:
LAWSON PRODUCTS, INC., a Texas corporation By: Its:	LAWSON PRODUCTS, L.L.C., a New Jersey limited liability company By: Its:
LAWSON PRODUCTS, INC., a Georgia corporation By: Its:	CRONATRON WELDING SYSTEMS LLC, a North Carolina limited liability company By: Its:
DRUMMOND AMERICAN LLC, an Illinois limited liability company By: Its:	AUTOMATIC SCREW MACHINE PRODUCTS COMPANY, INC., an Alabama corporation By: Its:
RUTLAND TOOL & SUPPLY CO., a Nevada corporation By: Its:	ASSEMBLY COMPONENT SYSTEMS, INC., an Illinois corporation By: Its:
LP SERVICE CO., an Illinois corporation By: Its:	LPI HOLDINGS, INC., an Illinois corporation By: Its:
C.B. LYNN COMPANY, an Illinois corporation By: Its:

[Attach photocopy of Schedule 1 to Assignment]

SCHEDULE 1

BORROWERS

Borrower	State of Formation and I.D. Number
Lawson Products, Inc.	Delaware corporation, No. 0935754
Lawson Products, Inc.	Nevada corporation, No. C9428-1991
Lawson Products, Inc.	Texas corporation, No. 23610300
Lawson Products, L.L.C.	New Jersey limited liability company, No. 0600346267
Lawson Products, Inc.	Georgia corporation, No. H003717
Cronatron Welding Systems LLC	North Carolina limited liability company, No. 0266313
Drummond American LLC	Illinois limited liability company, No. 02639645
Automatic Screw Machine Products Company, Inc.	Alabama corporation, No. 179-142
Rutland Tool & Supply Co.	Nevada corporation, No. E0613832005-9
Assembly Component Systems, Inc.	Illinois corporation, No. 58779571
LP Service Co.	Illinois corporation, No. 60085471
LPI Holdings, Inc.	Illinois corporation, No. 57522682
C. B. Lynn Company	Illinois corporation, No. 60133395

SCHEDULE 7.1
OTHER NAMES

Other Names Used Over the Last Five Years:

Name of Borrower	Trade Names
Lawson Products, Inc. (DE)	Supplemental Supply Company, Spectrum Industrial Solutions, Kent Automotive, Certanium, J.I. Holcomb Chemical, Rotanium Products, CT Engineering, Premier Fastener, Premier Industrial
Lawson Products, Inc. (NV)	Kent Automotive, Rotanium Products, CT Engineering, Premier Fastener and Premier Industrial
Lawson Products, Inc. (TX)	Kent Automotive, Rotanium Products, CT Engineering, Premier Fastener and Premier Industrial
Lawson Products, L.L.C. (NJ)	Kent Automotive, Rotanium Products, CT Engineering, Premier Fastener and Premier Industrial
Lawson Products, Inc. (GA)	Kent Automotive, Rotanium Products, CT Engineering, Premier Fastener and Premier Industrial
Cronatron Welding Systems LLC	Convenience Supply Company and Certanium
Drummond American LLC	Total Resource Supply Company and J I Holcomb
Automatic Screw Machine Products Company, Inc.	None.
Rutland Tool & Supply Co.	Rutland Tool & Supply Co., a California corporation, RTS Acquisition Co., Inc. (this entity was used as an intermediary in the acquisition of Rutland – Rutland never operated under this name)
Assembly Component Systems, Inc.	None.
LP Service Co.	None.
LPI Holdings, Inc.	None.
C. B. Lynn Company	None.

SCHEDULE 7.8
PENDING MATERIAL LITIGATION

United States of America v. Lawson Products, Inc. On August 11, 2008, Lawson entered into a Deferred Prosecution Agreement (the “DPA”) with the U.S. Attorney’s Office for the Northern District of Illinois, which (subject to compliance with the terms and conditions of the DPA) has brought to a close the U.S. Attorney’s investigation of Lawson and its former customer loyalty programs. Under the terms of the DPA, the U.S. Attorney’s office filed a one-count criminal information charging Lawson with mail fraud in the U.S. District Court for the Northern District of Illinois, but will defer prosecution of such charge for three years. If Lawson abides by the terms and conditions of the DPA, the U.S. Attorney’s Office will seek dismissal with prejudice of the information within 30 days of the expiration of the three-year period. The terms of the DPA require, among other things: (i) that Lawson continue to cooperate with the U.S. Attorney; (ii) that Lawson continue to implement a compliance and ethics program; (iii) that Lawson agree not to make any statement contradicting its acceptance of responsibility for its actions as set forth in the DPA; and (iv) that Lawson not re-employ as an officer or elect as a director any former officer or director who left such position prior to August 11, 2008. Pursuant to the DPA, Lawson agreed to a $30 million penalty which includes $806,000 of restitution. The penalty was originally payable in three equal installments. The first $10 million payment was made on the date the DPA was signed. Based on an amendment dated July 31, 2009, the second $10,000,000 due is to be paid in two equal installments of $5,000,000 in August 2009 and December 2009. The final $10 million payment will be paid within 24 months of the signing of the DPA. If a controlling interest in Lawson is sold, any unpaid amounts will be accelerated and due at the closing of the sale.

Stratego Consulting, Inc. v. Lawson Products, Inc. On May 29, 2007, the Circuit Court of Cook County, Illinois, entered a final judgment order against Lawson in favor of Stratego Consulting, Inc. in the amount of $1,387,999 arising out of a breach of contract claim. Lawson has posted a reserve in the full amount of the judgment plus interest, but is currently appealing the Circuit Court’s judgment.

Drummond American Corporation v. Share Corporation, Et Al. Lawson’s subsidiary, Drummond American LLC (“Drummond”) has instituted seven cases against Share Corporation and various former Drummond independent sales agents asserting breach of contract, misappropriation of proprietary and confidential information and other claims arising out of the independent sales agent relationships.

Nordan Smith Claims. One of Lawson’s customers, Industrial Welding Supplies of Hattiesburg, Inc., doing business as “Nordan Smith,” (“Nordan Smith”), is a defendant in various lawsuits in which plaintiffs allege Nordan Smith’s liability arising out of exposure to welding rod fumes. Nordan Smith has tendered claims of this nature to Lawson for defense on the basis that Lawson was a supplier of the applicable products. Lawson has refused Nordan Smith’s tender requests. Nordan Smith has not instituted litigation against Lawson, nor is Lawson named as a defendant in any litigation relating to welding rod fume exposure. Lawson does not believe that it has any liability in these matters.

TAX

In conjunction with an IRS audit of tax year 2003, Lawson is appealing the tax treatment of capital contributions regarding Lawson de Mexico, capital losses on the sale of Lawson’s UK subsidiary and promotional expenditures. In accordance with FASB Interpretation No. 48, a reserve has not been recorded for the transactions involving Lawson’s foreign subsidiaries; however, a tax reserve has been recorded for the promotional expenditures.

SCHEDULE 7.15
SCHEDULE OF PRINCIPAL PLACES OF BUSINESS AND ORGANIZATIONAL CHART

Borrower	Principal Place of Business
Lawson Products, Inc., a Delaware corporation	1666 E. Touhy Ave. Des Plaines, IL 60018
Lawson Products, Inc., a Nevada corporation	1381 Capital Blvd. Reno, NV 89502
Lawson Products, Inc., a Texas corporation	4335 N Beltwood Parkway Dallas, TX 75244
Lawson Products, L.L.C., a New Jersey limited liability company	28 Industrial Road Fairfield, NJ 07004
Lawson Products, Inc., a Georgia corporation	1197 Satellite Blvd. Suwanee, GA 30024
Cronatron Welding Systems LLC, a North Carolina limited liability company	1666 E. Touhy Ave. Des Plaines, IL 60018
Drummond American LLC, an Illinois limited liability company	1666 E. Touhy Ave. Des Plaines, IL 60018
Automatic Screw Machine Products Company, Inc., an Alabama corporation	709 Second Avenue SE Decatur, AL 35601
Rutland Tool & Supply Co., a Nevada corporation	2225 Workman Mill Rd. Whittier, CA 90601
Assembly Component Systems, Inc., an Illinois corporation	15850 West 108th St. Lenexa, KS 66219
LP Service Co., an Illinois corporation	1666 E. Touhy Ave. Des Plaines, IL 60018
LPI Holdings, Inc., an Illinois corporation	1666 E. Touhy Ave. Des Plaines, IL 60018
C. B. Lynn Company, an Illinois corporation	1666 E. Touhy Ave. Des Plaines, IL 60018

SCHEDULE 8.1

The Borrower has outstanding the following Indebtedness as of the Closing (none of which is secured by the Collateral):

Capital Leases

	Equipment		Outstanding
Contract Parties	Description	Lease Term	Balance
Impact Networking LLC and Lawson Products, Inc. (Delaware)	Copiers	07/08 — 06/12	$557,640
GE Capital Leasing and Lawson Products, Inc. (Delaware)	Copiers	12/04 — 11/09	$73,765
De Lage Landen and Lawson Products, Inc. (Texas)	Copiers	01/06 — 03/11	$23,720
Xerox Corp. and Lawson Products, Inc. (Delaware)	Copiers	07/07 — 08/12	$118,978
IBM Corp. and Lawson Products, Inc. (Delaware)	Servers	06/06 — 05/11	$1,442,506
Storage Tek-Key Equipment and Lawson Products, Inc. (Delaware)	Disk Drives	07/04 — 03/09	$0
Xerox Corp. and Lawson Products, Inc. (Delaware)	Printers	07/04 — 06/09	$0

SCHEDULE 9.4
INSURANCE COVERAGE

LINE OF COVERAGE	LIMIT	POLICY NUMBER	EXPIRATION DATE	CARRIER

Commercial General Liability	Occurrence: $1,000,000 Damage to Rented Premises, each occurrence: $100,000 Med. Expenses, any one person: $25,000 Personal and Adv. Injury:	GL5836048 (US) RMGL9895587 (CND)	March 1, 2010	Illinois National Insurance Co. AIG Commercial Insurance Company
$1,000,000 General Aggregate:
$2,000,000 Products — Comp/OS AGG:
$2,000,000

Automobile Liability	Combined Single Limit: $1,000,000	CA5836818	March 1, 2010	Illinois National Insurance Co.

Excess/ Umbrella Liability	Each Occurrence: $25,000,000 Aggregate: $25,000,000 $75,000,000	BE6899236 QI02700426 SHX00070037981 93641979	March 1, 2010	Illinois National Insurance Co. St. Paul Fire & Marine Insurance Co. National Surety Corp. Federal Insurance Company

Workers Compensation and Employer’s Liability	E.L. Each Accident: $1,000,000 E.L. Disease — EA Employee: $1,000,000 E.L. Disease — Policy Limit: $1,000,000	WC1616681 (AOS) WC1616586 (CA)	March 1, 2010	New Hampshire Insurance Company National Union Fire Insurance Co. Pittsburgh PA

Employment Practices Liability	$5,000,000	8108-3492	September 1, 2009	Federal Insurance Company

Crime	Employee Theft: $15,000,000 Premises: $15,000,000 In Transit: $15,000,000 Forgery: $15,000,000 Computer Fraud:	8108-3492	September 1, 2009	Federal Insurance Company (Chubb)
$15,000,000 Funds Transfer Fraud:
$15,000,000 Money Order & Counterfeit Fraud: $15,000,000 Credit Card Fraud:
$15,000,000 Expense: $25,000 Sublimit — Telephone Fraud: $1,000,000 Sublimit for Benefit Plans: $25,000,000

Special Coverages	Special Coverage: $5,000,000 Custody: $5,000,000 Expense: $5,000,000 Recall Expenses:	8108-3492	September 1, 2009	Federal Insurance Company (Chubb)
$5,000,000 Rest & Rehabilitation Expenses: $50,000 Legal Liability Cost:
$5,000,000 Threat Response:
$5,000,000

Aircraft Products Liability	Products & Completed Operations Each Occurrence & Aggregate: $25,000,000 Each Grounding & Aggregate: $25,000,000	13000455	September 1, 2009	(Global Aerospace) Nat’l Indty-40.89% AmerAltr-37.46% TokioMarine-12.37% Mitsui – 9.28%

Directors & Officers	Aggregate: $15,000,000 Aggregate: $15,000,000 (in excess of $15,000,000) Aggregate: $10,000,000 (in excess of $30,000,000) Aggregate: $10,000,000 (in excess of $40,000,000)	DOL8811001 8156-3907 287164639 HS630297	September 1, 2009 September 1, 2009 September 1, 2009 September 1, 2009	Great American Insurance Company Executive Risk Indemnity, Inc. Columbia Casualty Company RSUI Indemnity Company

Property	Policy Limit of Liability: $400,000,000 Subject to various sublimit of insurance and deductibles	FC746	September 1, 2009	FM Global

SCHEDULE 9.13
BORROWING BASE CERTIFICATE

1. Current Value of all Accounts per balance sheet $

2. Current value of all Inventory per balance sheet $

3. Total — line 1 plus line 2. $